UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Toreador Resources Corporation
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Toreador Resources Corporation
Notice of 2009 Annual Meeting of Stockholders and Proxy Statement
Please Complete, Sign, Date And Return Your Proxy Promptly
Thursday, June 4, 2009 11:00 a.m. EDT Sheraton New York Hotel & Towers Riverside Suite, Third Floor 811 Seventh Avenue New York, New York 10019

Toreador Resources Corporation 13760 Noel Road #1100, Dallas, Texas 75240 (214) 559-3933 (telephone), (214) 559-3945 (facsimile)

April 24, 2009

Dear Toreador Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of Toreador Resources Corporation. The meeting will be held at 11:00 a.m. EDT on Thursday, June 4, 2009, at the Sheraton New York Hotel & Towers, Riverside Suite, Third Floor, 811 Seventh Avenue, New York, New York 10019. Your Board of Directors and management look forward to greeting those of you able to attend in person.

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  You will find enclosed a Notice of Annual Meeting of Stockholders that identifies the proposals for your action.

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  At the meeting we will present a report on Toreador's 2008 business results, current plans for Toreador and on other matters of current interest to you.

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  You will also find enclosed Toreador's 2008 Annual Report.

        Your vote is very important. The Board of Directors appreciates and encourages stockholder participation in Toreador's affairs. Whether or not you can attend the meeting, please read the proxy statement carefully, then sign, date and return the enclosed proxy promptly in the envelope provided, or vote via the internet or by telephone, as described in the instructions included with your proxy card, so that your shares will be represented at the meeting.

        On behalf of the Board of Directors, thank you for your cooperation and continued support.

Sincerely,
Peter Hill Chairman of the Board of Directors

TOREADOR RESOURCES CORPORATION
13760 Noel Road #1100
Dallas, Texas 75240
(214) 559-3933

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Thursday, June 4, 2009

To Our Stockholders:

        The Annual Meeting of Stockholders (the "Annual Meeting") of Toreador Resources Corporation, a Delaware corporation ("Toreador" or the "Company") will be held on Thursday, June 4, 2009, at 11:00 a.m., New York, New York time, at the Sheraton New York Hotel & Towers, Riverside Suite, Third Floor, 811 Seventh Avenue, New York, New York 10019, for the following purposes:

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  To elect members of the Board of Directors, whose terms are described in the proxy statement;

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  To ratify the selection by the Company's Audit Committee of Grant Thornton, LLP ("Grant Thornton") as the Company's independent registered public accounting firm for the year ending December 31, 2009; and

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  To transact such other business, if any, as may properly come before the Annual Meeting or any adjournment thereof.

        The Board of Directors has no knowledge of any other business to be transacted at the Annual Meeting.

        Only stockholders of record of Toreador common stock at the close of business on April 7, 2009, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

        A record of Toreador's activities is contained in the enclosed 2008 Annual Report to Stockholders.

Dated: April 24, 2009
Sincerely,
Peter Hill Chairman of the Board of Directors

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE, OR VOTE VIA THE INTERNET OR BY TELEPHONE, AS DESCRIBED IN THE INSTRUCTIONS INCLUDED WITH YOUR PROXY CARD. IF YOU DO ATTEND THE ANNUAL MEETING IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON. THE PROMPT RETURN OF PROXIES WILL HELP TO ENSURE A QUORUM AND SAVE TOREADOR THE EXPENSE OF FURTHER SOLICITATION.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be Held on June 4, 2009

        This Proxy Statement and the Annual Report to Stockholders for the fiscal year ended December 31, 2008 are available for viewing, printing and downloading at www.proxyvote.com

TOREADOR RESOURCES CORPORATION

i

TOREADOR RESOURCES CORPORATION
13760 Noel Road #1100
Dallas, Texas 75240
(214) 559-3933
PROXY STATEMENT
For Annual Meeting of Stockholders To Be Held on Thursday, June 4, 2009

GENERAL

        Your proxy is being solicited by the Board of Directors of Toreador Resources Corporation ("Toreador" or the "Company") for use at the 2009 Annual Meeting of Stockholders of Toreador (the "Annual Meeting"). The Annual Meeting will be held on Thursday, June 4, 2009, at 11:00 a.m., New York, New York time, at the Sheraton New York Hotel & Towers, Riverside Suite, Third Floor, 811 Seventh Avenue, New York, New York 10019. This proxy statement and form of proxy are being sent to you on or about April 24, 2009.

        Toreador will bear the cost of soliciting proxies. We have retained Broadridge Financial Solutions, Inc., a proxy solicitation firm, to distribute broker search cards, to distribute this proxy statement, the attached form of proxy card and our 2008 Annual Report, provide the website hosting of the proxy statement and 2008 Annual Report, and to solicit proxies for a fee of approximately $15,000, plus certain out-of-pocket expenses. Additionally, we may use our officers and employees to solicit proxies in person or by telephone, facsimile or similar means (any officers or employees soliciting proxies will not receive any extra compensation for their efforts). We may also reimburse brokers or other persons holding stock in their names or in the names of their nominees for their charges and expenses in forwarding proxies and proxy materials to the beneficial owners of such stock.

Proxies

        Shares represented by a proxy in the form provided to you with this proxy statement will be voted at the Annual Meeting in accordance with your directions. To be valid and counted at the Annual Meeting, you must properly sign, date and return the proxy card to us or vote via the internet or by telephone, as described in the instructions included with your proxy card. If you do not provide any direction as to how to vote your shares, your shares will be voted:

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  FOR the election of the seven nominees for directors named in the proxy card; and

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  FOR ratification of the selection by our Audit Committee of Grant Thornton, LLP as the Company's independent registered public accounting firm for the year ending December 31, 2009.

        Although the Board of Directors knows of no other business to come before the Annual Meeting, the persons named in the proxy card intend to vote on any such new matters in accordance with their best judgment. Adjournments or postponements of the Annual Meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of Toreador common stock representing a majority of the vote present in person or by proxy at the Annual Meeting, whether or not a quorum exists, without further notice other than by an announcement made at the Annual Meeting.

        You may revoke your proxy at anytime before it has been voted at the Annual Meeting by giving written notice of such revocation to the Secretary of Toreador, by filing with us a proxy card having a later date or by voting in person at the Annual Meeting.

 Voting Procedures and Tabulation

        One-third of the shares of outstanding Toreador common stock entitled to vote, present in person at the Annual Meeting or represented by proxy at the Annual Meeting will constitute a quorum at the Annual Meeting. For purposes of the quorum and the discussion below regarding the votes necessary to take the requested stockholder action, (i) stockholders of record who are present at the Annual Meeting in person or by proxy and who abstain, including brokers holding customers' shares of record who cause abstentions to be recorded at the Annual Meeting, are considered stockholders who are present and entitled to vote and they are counted toward the quorum, and (ii) stockholders of record who cause broker non-votes are considered stockholders who are present and entitled to vote and they are counted toward the quorum so long as they are entitled to vote on at least one matter.

        Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. "Uninstructed shares" means shares held by a broker who has not received instructions from its customers on such matters and the broker has so notified us on a proxy form or has otherwise advised us that the broker lacks voting authority. "Broker non-votes" means the votes that could have been cast on the matter in question by brokers with respect to uninstructed shares if the brokers had received their customers' instructions.

        Election of Directors.    Assuming a quorum is present, directors are elected by a plurality of the votes of the shares represented in person or by proxy and entitled to vote. Votes may be cast in favor of or withheld with respect to each nominee. We will not count abstentions and broker non-votes for this purpose.

        Ratification of the selection by the Company's Audit Committee of Grant Thornton, LLP as the Company's independent registered public accounting firm for the year ending December 31, 2009.    Assuming a quorum is present, ratification of the appointment of Grant Thornton, LLP ("Grant Thornton") as the Company's independent registered public accounting firm requires the affirmative vote, in person or by proxy, of a majority of the votes entitled to vote. Abstentions are counted as votes entitled to vote, and therefore have the same effect as votes cast against the ratification of the appointment of Grant Thornton. Uninstructed shares are entitled to vote on this matter, and therefore broker non-votes have the same effect as votes against the ratification of the appointment of Grant Thornton.

        We will appoint one or more inspectors of election to act at the Annual Meeting and to make a written report on the voting. Prior to the Annual Meeting, the inspectors will sign an oath to perform their duties in an impartial manner and to the best of their abilities. The inspectors will ascertain the number of shares outstanding and the voting power of each of the shares, determine the shares represented at the Annual Meeting and the validity of proxies and ballots, count all votes and ballots and perform certain other duties as required by law. The inspectors will tabulate the number of votes cast (i) for or withheld with respect to each nominee for director, (ii) for, against or abstaining with respect to the selection of Grant Thornton as the Company's independent registered public accounting firm for the year ending December 31, 2009, and (iii) for each other matter as may properly come before the Annual Meeting or any adjournment thereof.

Voting Securities

        Only the shareholders of record at the close of business on April 7, 2009, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting. As of April 7, 2009, there were 20,227,261 shares of Toreador common stock, par value $.15625 per share, outstanding. There is no other outstanding class of voting securities. Each share of Toreador common stock is entitled to one vote. All references to "stockholders" in this proxy statement refer to holders of Toreador common stock.

PROPOSAL ONE:

ELECTION OF DIRECTORS

General

        The Board of Directors manages Toreador's business and affairs, exercises all corporate powers, and establishes broad corporate policies. The bylaws currently provide that the Board of Directors will consist of not less than six nor more than 15 directors, with the actual number determined from time to time by resolution of the Board of Directors. The Board of Directors has fixed the number of directors to be elected at the Annual Meeting at seven.

        Directors are elected by plurality vote, and cumulative voting is not permitted. If any nominee should become unavailable for election for any presently unforeseen reason, the persons designated as proxies will have full discretion to vote for another person designated by the Board of Directors. Proxies cannot be voted for a greater number of persons than the number of nominees for the office of director named herein. Each director is elected to serve until the next Annual Meeting of Stockholders and until his successor has been elected and qualified or until such director's earlier resignation or removal.

Nominees for Directors

        The seven nominees of the Board of Directors are named below. Each nominee has consented to serve as a director, if elected. The table below contains information regarding all nominees.

        Four of the directors are presently directors of Toreador—Herbert C. Williamson III, Julien Balkany, Peter Hill and Craig McKenzie. Mr. Williamson has served as a director of Toreador since January 2006. Messrs. Balkany and McKenzie and Dr. Hill were appointed to the Board of Directors on January 22, 2009 in connection with a Settlement Agreement (the "Settlement Agreement") entered into by the Company with Nanes Balkany Partners I LP ("Nanes Balkany"), a greater than 5% beneficial owner of our common stock, Nigel Lovett, then our President and Chief Executive Officer and a director, and John Mark McLaughlin, our then Chairman of the Board of Directors, Mr. Balkany, Mr. McKenzie and Dr. Hill. Messrs. Balkany and McKenzie and Dr. Hill are being nominated for election at the Annual Meeting pursuant to the terms of the Settlement Agreement. There are no other arrangements or understandings between the nominees for directors and any other person pursuant to which the nominees were selected.

        Although Peter Falb is not standing for re-election due to our mandatory retirement age policy, he has agreed to serve as a director emeritus and an advisor to the Board of Directors through December 31, 2009. He will receive our current standard attendance fees for each Board of Director meeting that he attends.

NOMINEE	AGE	PRINCIPAL OCCUPATION DURING PAST FIVE YEARS
Julien Balkany	28	Mr. Balkany has been a managing member and Chief Investment Officer of Nanes Balkany Partners LLC since January 2008. Since March 2005, he has been a Managing Director of Nanes Delorme Capital Management LLC, a New York based financial advisory and broker-dealer firm, managing its oil and gas investment banking business. From September 2003 to March 2005, he worked for Pierson Capital, a U.S.-based investment firm focused primarily on emerging markets.

NOMINEE	AGE	PRINCIPAL OCCUPATION DURING PAST FIVE YEARS
Nicholas Gay	53	Mr. Gay has been the Chief Executive Officer of CompactGTL plc, a United Kingdom company that develops technology related to the conversion of natural gas to synthetic crude oil, since April 1, 2009. Prior to that time he served as the Finance Director since joining CompactGTL in February 2007. He is a fellow of the Institute of Chartered Accountants in England and Wales and an associate member of the Chartered Institute of Taxation. From November 2004 to January 2007, he was the President and Chief Executive Officer of PetroLatina, an oil and gas exploration and production company focused on Latin America. From October 2001 to March 2004, he was the Senior Vice President (Finance) and Chief Financial Officer of Petrokazakhstan, Inc., an oil and gas company located in Kazakhstan. From December 2000 to August 2001, he was the President and Chief Executive Officer of Bitech Petroleum Corporation, a Canadian oil development and production company involved with operations in Russia, and from March 1997 to March 2000, he was the Chief Financial Officer of such company. From June 1994 to March 1997, he was the Managing Director of Brabant Petroleum, and from December 1991 to June 1994, he was the Finance Director of Brabant Resources plc (a United Kingdom public company)/Brabant Petroleum.
Peter J. Hill	62
		Dr. Hill has been the Non-Executive Chairman of Austral Pacific since January 2006 and a Senior Advisor to Palo Alto Investors, a California-based private investment company. From July 2000 to October 2005, he served as President and Chief Executive Officer of Harvest Natural Resources, a U.S. oil and gas exploration and production company. From January 1998 to June 2000, he was Chief Operating Officer and Executive Director of Hardy Oil & Gas in London. From March 1995 to September 1997, he served as Managing Director of Deminex and was responsible for its worldwide exploration and production activities. Prior to January 1995, he spent 22 years with BP plc holding several senior positions, including Chief Geologist, Chief of Staff for BP Exploration, President of BP Venezuela and Regional Director for Central and South America.
Adam Kroloff	47
		Mr. Kroloff is a Vice President (strategic projects) of BP plc with 20 years of experience in the oil and gas business. Mr Kroloff has worked internationally for BP for more than a decade in roles at group-level and across each business division. His focus is governance, strategy and law. Prior to joining BP, Mr. Kroloff was a litigator. He holds a Juris Doctorate from the University of California, Hastings College of the Law and a Bachelor of Arts degree from Claremont McKenna College and is a member of the California (inactive) and Alaska (active) bars. Mr Kroloff is a Trustee of Skill Force Development, a charity that teaches life skills to at-risk youth.

NOMINEE	AGE	PRINCIPAL OCCUPATION DURING PAST FIVE YEARS
Craig M. McKenzie	45	Mr. McKenzie has been the President and Chief Executive Officer of Toreador since March 26, 2009 and served as interim President and Chief Executive Officer beginning on January 22, 2009. From October 2007 to December 2008, he was the Chief Executive Officer and Director of Canadian Superior Energy, Inc., a Canadian oil and gas exploration and production company. From May 2004 to September 2007, he was the President of BG Trinidad & Tobago of BG Group plc, a gas exploration and production company. He was a member of the Atlantic LNG shareholders' board from September 2004 to September 2007. From 1986 to May 2004, he was at BP plc where he held various senior level positions, including Head of North Sea Projects and Exploration Unit, Executive Assistant in the office of the Group Chief Executive Officer and Lead Negotiator of the Mergers and Acquisitions Group.
Ian Vann	60
		Since January 2007, Mr. Vann has been the owner and CEO of Vann Consulting Ltd, a privately owned company registered in the United Kingdom. He is also a non-executive director of Serica PLC, a public company registered in the United Kingdom and Spectraseis AG, a privately owned company registered in Switzerland. Mr. Vann retired in January 2007 as Group Vice President, Exploration and Business Development of the Exploration and Production Division of BP PLC, a position in which he served beginning in September 2004. From September 2001 to September 2004, he was Group Vice President, Technology of the Exploration and Production Division of BP. He began his employment with BP in 1976 as an exploration geologist and subsequently served in a number of senior positions including Chief Grologist, General Manager Africa, General Manager International Exploration and Vice President Exploration.
Herbert C. Williamson III	59
		Mr. Williamson is a private investor and has significant oil and gas experience with a strong focus on international activities. From July 2001 to June 2002, he was a part-time consultant to Petrie Parkman and Company for new business development. From April 1999 through July 2001 he was a Director and interim Chief Financial Officer of Merlon Petroleum. From October 1998 through April 1999 he was a Director and Chief Financial Officer of Seven Seas Petroleum. From 1995 through 1998 he was a Director in the Energy Group of Credit Suisse. From 1985 until 1995, he was Vice Chairman and Executive Vice President at Parker & Parsley Petroleum.

        The Board of Directors has determined that each of the seven nominees standing for election at the Annual Meeting, other than Mr. McKenzie, is an "independent director" pursuant to Rule 5605(a)(2) (formerly Rule 4200(a)(15)) of the Nasdaq Marketplace Rules.

        The Board of Directors determined that of the current directors who served during 2008 but are not up for reelection at the Annual Meeting, each of Messrs. Bell, Falb, Rostow are independent directors. The Board of Directors determined that of our former directors who served on the Board of Directors during 2008 each of David Brewer, Herbert Brewer, John Mark McLaughlin and H.R. Sanders was an independent director. On March 24, 2008, we entered into a release agreement (the

"Brewer Release Agreement") with David Brewer, then one of our directors and currently a greater than 5% holder of our common stock. Pursuant to the Brewer Release Agreement, we paid to Mr. Brewer $97,500 cash in settlement of various claims Mr. Brewer made against the Company arising from an alleged prior agreement with our former President and Chief Executive Officer to pay Mr. Brewer certain fees pursuant to a consulting agreement. The Board of Directors considered this payment and the Brewer Release Agreement in determining that Mr. Brewer was an independent director.

        There are no other material legal proceedings to which any of our directors, officers or affiliates, any owner of more than 5% of our common stock, or any associate of any such director, officer, affiliate, or security holder is a party or has a material interest adverse to us or any of our subsidiaries except as described above.

The Board of Directors recommends a vote FOR the election of the nominees for director named above.

BOARD OF DIRECTORS

        The Board of Directors held five regularly scheduled meetings and seven special meetings during 2008. While serving as a director, each director attended at least 75% of such meetings and the meetings of the committees of the Board of Directors on which he served.

        A copy of the Corporate Governance Guidelines is available for inspection on our website at www.toreador.net.

Board Attendance Policy

        Toreador encourages all directors to attend Toreador's Annual Meeting of Stockholders. For the Annual Meeting of Stockholders held in May 2008, eight of the nine directors attended the Annual Meeting of Stockholders in person and one of the directors attended telephonically.

Stockholder Communications with Directors

        Toreador has a process for stockholders to send their communications to the Board of Directors. Currently, any stockholder who desires to contact an individual director, the entire Board of Directors or a committee of the Board of Directors may send a written communication to the Secretary of Toreador by mail c/o Ms. Shirley Anderson, Corporate Secretary, Toreador Resources Corporation, 13760 Noel Road #1100, Dallas, Texas 75240 and following the expected relocation of our headquarters from Dallas, Texas to Paris, France, a written communication may be sent by mail c/o Corporate Secretary, Toreador Resources Corporation, 9 rue Scribe, 75009 Paris, France. The Secretary will submit all stockholder communications to the appropriate directors, unless the communication is frivolous or includes advertising, solicitation for business, requests for employment, requests for contribution or a communication of a similar nature. A stockholder communication relating to Toreador's accounting, internal accounting controls or auditing will be referred to the members of the Audit Committee.

        The Secretary will send a written acknowledgment to a stockholder upon receipt of his or her communication submitted in accordance with the provisions set forth in this proxy statement unless such stockholder communication is frivolous or includes advertising, solicitation for business, requests for employment, requests for contribution or a communication of a similar nature. A stockholder wishing to contact the directors may do so anonymously; however, stockholders are encouraged to provide the name in which Toreador's shares of stock are held and the number of such shares held.

        The following communications to the directors will not be considered a stockholder communication: (i) communication from a Toreador officer or director; (ii) communication from a Toreador employee or agent, unless submitted solely in such employee's or agent's capacity as a stockholder; and (iii) any stockholder proposal submitted pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

 COMMITTEES

        Toreador's Board of Directors has the following standing committees: Executive Committee, Nominating and Corporate Governance Committee, Audit Committee, Compensation Committee and Search Committee.

Executive Committee

        The Executive Committee is currently composed of Messrs. Williamson (Chairman), Balkany and Bell and Dr. Hill. The Executive Committee is permitted to discharge all the responsibilities of the Board of Directors in the management of the business and affairs of Toreador, except where action of the full Board of Directors is required by statute or by our certificate of incorporation, and to review all current management investment practices and to evaluate and monitor all existing and proposed Toreador investments. The Executive Committee held six meetings in 2008.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee is currently composed of Dr. Hill (Chairman) and Messrs. Balkany, Falb, Rostow and Williamson. The functions of the Nominating and Corporate Governance Committee include: (i) recommending to the Board of Directors the nominees for the Board of Directors; (ii) recommending to the Board of Directors the nominees for the committees of the Board of Directors; and (iii) reviewing and assessing our Code of Ethical Conduct and Business Practices and the Corporate Governance Guidelines and recommending changes thereto to the Board of Directors. The Nominating Committee and the Corporate Governance Committee held three meetings in 2008.

        A copy of the Nominating and Corporate Governance Committee Charter is available on our website at www.toreador.net.

Process of Identifying and Evaluating Director Nominees

        The Nominating and Corporate Governance Committee is responsible for identifying and screening candidates for membership to the Board of Directors, using the criteria described below, and recommending director nominees to the Board of Directors. The committee considers various potential candidates for membership on the Board of Directors that come to the attention of the committee through current members of the Board of Directors, stockholders (as described below) or other persons. Additionally, the committee has the authority to retain a search firm and other expert advisors, as it deems necessary, to fulfill its responsibility of identifying candidates for membership on the Board of Directors and determine, on behalf of Toreador, such firm's reasonable fees. During 2009, the committee used Preng & Associates, a global energy executive search firm, to identify potential nominees to the Board of Directors.

        Each candidate, whether identified by the committee, recommended by a stockholder or otherwise, is evaluated in the same manner and according to the same process. The Nominating and Corporate Governance Committee assesses the appropriate mix of skills and characteristics required of members of the Board of Directors in the context of the perceived needs of the Board of Directors or any of its committees at a given point in time. The committee evaluates the qualifications of each candidate against the criteria outlined below, as well as any additional criteria it sees fit to consider in making its recommendation to the Board of Directors concerning a candidate's nomination for election or re-election as a director.

Criteria for Evaluating Director Nominees

        Criteria that the Nominating and Corporate Governance Committee uses to consider potential members of the Board of Directors include the following:

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  a high level of corporate governance experience in both the United States and Europe;

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  a strong commercial and financial background, especially in debt restructuring and refinancing;

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  technical and operational skills to support the chief executive officer;

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  experience in strategic planning;

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  a candidate's depth of experience at the policy-making level in business, government or education;

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  the balance of the business interest and experience of the incumbent or nominated directors;

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  a candidate's availability and willingness to devote adequate time to Board of Directors duties;

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  the need for any required expertise on the Board of Directors or one of its committees;

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  a candidate's character and judgment and ability to make independent analytical, probing and other inquiries;

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  the candidate's willingness to exercise independent judgment;

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  the candidate's financial independence to ensure such candidate will not be financially dependent on director compensation; and

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  in the case of an incumbent director, such director's past performance on the Board of Directors.

        The criteria described above are intended to provide a flexible set of guidelines for the effective functioning of Toreador's director nominations process and are to be reviewed as often as deemed appropriate.

Consideration of Stockholder Recommendations of Director Candidates

        The Nominating and Corporate Governance Committee will consider a stockholder's recommendations concerning possible candidates for nomination to the Board of Directors if the stockholder meets the following requirements: (i) the stockholder is entitled to vote for the election of directors at the meeting; (ii) the stockholder is a stockholder of record of not less than 1% of outstanding shares of Toreador common stock at the time of the recommendation; and (iii) the stockholder submits a written recommendation to: Director Nominations, c/o Corporate Secretary at 9 rue Scribe, 75009 Paris, France.

        The written submission must include the following information:

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  the name and address, as they appear in Toreador's stock ledger, of the stockholder and the name and address of the beneficial owner of Toreador's shares of stock, if different from the record stockholder, on whose behalf the recommendation is made;

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  the class and number of the shares of stock of Toreador that are owned beneficially and of record by the record stockholder and by the beneficial owner of Toreador's shares of stock, if different from the record stockholder, on whose behalf the recommendation is made;

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  any material interest or relationship that such recommending record stockholder and/or the beneficial owner of Toreador's shares of stock, if different from the record stockholder, on whose behalf the recommendation is made, have with the recommended individual;

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  biographical information concerning the recommended individual, including age, employment history (including employer names and a description of the employer's business);

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  all previous and current board memberships or similar positions held by the recommended individual;

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  any other information that the stockholder believes would aid the committee in its evaluation of the recommended individual;

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  written consent of the recommended individual (i) to stand for election if nominated by the Board of Directors and to serve as director if elected by Toreador's stockholders, (ii) to comply with the expectations and requirements for service on the Board of Directors set forth in the Code of Ethical Conduct and Business Practices, Corporate Governance Guidelines and any other applicable rule, regulation, policy or standard of conduct applicable to the Board of Directors and its individual members and (iii) to provide all relevant information required to conduct an evaluation; and

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  all other information relating to the recommended individual that may be required by applicable laws.

        If the stockholder's director nominee is to be considered for election at Toreador's Annual Meeting of Stockholders, the written submission must be received not more than 180 days nor less than 120 days prior to the first anniversary of Toreador's preceding Annual Meeting of Stockholders. If the stockholder's nominee is to be considered for election at Toreador's special meeting of stockholders or at Toreador's Annual Meeting of Stockholders the date of which changed by more than 30 days from the anniversary date of Toreador's preceding Annual Meeting of Stockholders, the stockholder's written submission must be received no later than the close of business on the tenth day following the earlier of (i) the day on which notice of the date of such meeting of stockholders was mailed or (ii) public disclosure, as defined in Toreador's bylaws, of the date of such meeting of stockholders was made.

        The nominating process for stockholder recommendations concerning possible candidates for the nomination to the Board of Directors has not changed from the process disclosed in the 2008 proxy statement.

Director Nominees for Election at Annual Meeting

        As described above under "Election for Directors—Nominees for Directors," pursuant to the terms of the Settlement Agreement, Dr. Hill and Messrs. Balkany and McKenzie (i) were appointed to the Board of Directors on January 22, 2009 and (ii) were required to be nominated to the Board of Directors at the Annual Meeting. Mr. Gay was recommended as a nominee by Mr. Balkany and Dr. Hill. Mr. Balkany has known Mr. Gay for over four years and provided investment banking advisory services to PetroLatina when he served as Chief Executive Officer. Dr. Hill has known Mr. Gay for over 5 years through their work in Russia and Kazakhstan and during the time Dr. Hill was at Harvest Energy . Mr. Kroloff was recommended as a nominee by Mr. McKenzie and Dr. Hill. Mr. McKenzie has known Mr. Kroloff for over 8 years through their work at BP, and Dr. Hill has known Mr. Kroloff for over 2 years through common industry contacts. Mr. Vann was recommended by Dr. Hill, who has known Mr. Vann for over 25 years through their work at BP.

 Audit Committee

        The Audit Committee is currently composed of Messrs. Bell (Chairman) and Rostow and Dr. Hill. All members of the Audit Committee are independent pursuant to Rule 5605(a)(2) (formerly Rule 4200(a)(15)) of the Nasdaq Marketplace Rules and Rule 10A-3(b)(1) under the Exchange Act. The Board of Directors has determined that Mr. Bell, is an "audit committee financial expert" as such term is defined in Item 407(d) of Regulation S-K. The Board of Directors has also determined that Mr. Gay, if elected, will serve on the Audit Committee and will be an audit committee financial expert. The Audit Committee held 11 meetings in 2008.

        A copy of the Audit Committee Charter is available on our website at www.toreador.net.

        The purpose of the Audit Committee is to oversee (i) our accounting and financial reporting processes, (ii) the integrity of our financial statements and disclosures, (iii) our compliance with legal and regulatory requirements, (iv) the qualifications and independence of our independent auditing firm, (v) the performance of our internal audit function and independent auditor, (vi) our internal control systems, and (vii) our process for monitoring compliance with our Code of Ethical Conduct and Business Practices.

Report of the Audit Committee

        The Audit Committee Charter sets forth the responsibilities of the Audit Committee which include: (i) selecting, evaluating, reviewing the independence of and approving services provided by our independent registered public accounting firm, (ii) reviewing the conduct of the audit, (iii) resolving disagreements between our management and our independent registered public accounting firm, (iv) reviewing critical accounting policies and practices and any proposed changes thereto, (v) reviewing Form 10-K and Form 10-Q prior to filing, and Toreador's procedures with respect to press releases containing information regarding financial performance, (vi) overseeing Toreador's internal audit function, (vii) reviewing and assessing the adequacy of Toreador's internal control systems, (viii) overseeing compliance with the Code of Ethical Conduct and Business Practices, (ix) approving related-party transactions, and (x) preparing the annual audit committee report.

        In fulfilling its responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008 including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

        The Audit Committee reviewed and discussed with Grant Thornton, the Company's independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, its judgments as to the quality, not just the acceptability, of Toreador's accounting principles. The Audit Committee also discussed with Grant Thornton the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications), and applicable Securities and Exchange Commission ("SEC") rules and regulations. In addition, the Audit Committee has discussed with Grant Thornton the independent registered public accounting firm's independence from management and Toreador, including the matters in the written disclosures and the letter provided to Toreador (and received and reviewed by the Audit Committee) by the independent registered public accounting firm, as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor's communications with the Audit Committee, and considered the compatibility of non-audit services with the independent registered public accounting firm's independence.

        The Audit Committee discussed with Toreador's independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of Toreador's internal controls, and the overall quality of Toreador's financial reporting.

        The Audit Committee also reviewed management's report on its assessment of the effectiveness of the Company's internal control over financial reporting and the independent registered public accounting firm's report on the effectiveness of the Company's internal control over financial reporting. The Audit Committee discussed with management and the independent registered public accounting firm significant deficiencies and material weaknesses identified during the course of the assessment and the audit and management's plan to remediate those control deficiencies.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the audited financial statements be included in our Annual Report on Form 10-K for the year ending December 31, 2008 for filing with the SEC. The Audit Committee has also approved the selection of Grant Thornton as Toreador's independent registered public accounting firm for the year ending December 31, 2009.

By the Audit Committee:
Alan Bell, Chairman Peter Hill Nicholas Rostow

Compensation Committee

        The Compensation Committee is currently composed of Messrs. Rostow (Chairman), and Falb and Dr. Hill. All members of the Compensation Committee are (i) independent pursuant to Rule 5605(a)(2) (formerly Rule 4200(a)(15)) of the Nasdaq Marketplace Rules, and (ii) "non-employee directors," as that term is defined in Rule 16-b(3) under the Exchange Act. The Compensation Committee held five meetings in 2008.

        A copy of the Compensation Committee Charter is available on our website at www.toreador.net.

        The purpose of the Compensation Committee is to assist the Board of Directors in discharging its responsibilities relating to executive compensation. Pursuant to its charter, the specific functions of the Compensation Committee include: (i) reviewing our compensation strategy; (ii) reviewing and making recommendations to the Board of Directors with respect to the base salary, incentive compensation and deferred compensation for the Chief Executive Officer; (iii) review with the Chief Executive Officer and make recommendations to the Board of Directors with respect to the base salary, incentive compensation and deferred compensation for the other executive officers; (iv) administering incentive and equity based plans in which the Chief Executive Officer and other executive officers may be participants; (v) reviewing and making recommendations to the Board of Directors regarding compensation paid to the directors; and (vi) preparing the Compensation Committee Report on executive compensation.

        With respect to director compensation, pursuant to its charter, the Compensation Committee annually reviews and makes recommendations to the Board of Directors regarding the compensation paid to the Company's directors. Such review shall include any fees paid for attendance at meetings of the Board of Directors and any of its committees and grants of stock options or stock.

        For a further discussion of the Compensation Committee's role in executive officer compensation, the role of executive officers in determining or recommending the amount or form of executive compensation and the Compensation Committee's use and engagement of independent third-party compensation consultants, please see the "Compensation Discussion and Analysis" section of this proxy statement, including sections "How We Determine Each Element of Compensation," and "How Elements of Our Compensation Program Are Related to Each Other" and "Executive Compensation—Director Compensation." Pursuant to the Compensation Committee Charter, the Compensation Committee may delegate authority to a subcommittee consisting of at least two members of the Board of Directors but has not done so to date.

Compensation Committee Interlocks and Insider Participation

        During all or part of 2008, the members of the Compensation Committee were Messrs. Bell, Herbert Brewer, Falb, McLaughlin, Rostow and Sanders. There were no transactions or relationships described under Item 407(e)(4) of Regulation S-K that involved any directors who served on the Compensation Committee during all or part of 2008.

Search Committee

        The Search Committee was formed in 2009 and was comprised of Dr. Hill (Chairman), and Messrs. Balkany and Falb. In accordance with the terms of the Settlement Agreement, the Search Committee was charged with searching for a permanent President and Chief Executive Officer following Mr. McKenzie's appointment as interim President and Chief Executive Officer on January 22, 2009. The Search Committee engaged Preng & Associates to assist with the search. On March 26, 2009, the Search Committee recommended to the Board of Directors that Mr. McKenzie be elevated to President and Chief Executive Officer of Toreador. The Search Committee was dissolved thereafter.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        In this compensation discussion and analysis, we discuss our compensation objectives, our decisions and the rationale behind those decisions relating to 2008 compensation for our named executive officers and our decisions to date regarding 2009 compensation.

Objectives of Our Compensation Program

        For 2008, our executive compensation program was designed to provide a comprehensive compensation program to meet the following objectives:

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  attract, retain and reward key members of management who contributed to our success and motivate the management team in the development and execution of short-term and long-term business strategies and goals;

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  structure compensation based on performance measures intended to reward performance which we believed creates value for stockholders; and

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  promote an ownership mentality through the use of equity-based compensation that aligned the interests of management with the interests of our stockholders.

        In connection with the expected relocation of our headquarters to Paris, France, we do not expect to retain any of our U.S. employees other than Mr. McKenzie. As described below under "Base Salary—2009," we entered into a Letter Agreement with Mr. McKenzie on January 22, 2009 in connection with his appointment as our interim President and Chief Executive Officer pursuant to which he is paid $35,000 per month. We expect to enter into an employment agreement with Mr. McKenzie in connection with his appointment on March 26, 2009 as President and Chief Executive Officer.

What Our Compensation Program Was Designed to Reward

        For 2008, our compensation program was designed to reward, in both the short-term and the long-term, performance that contributed to the implementation of our business strategy and the achievement of our objectives. In addition, we rewarded qualities that we believed help achieve our business strategy such as teamwork, individual performance in light of general economic and industry-specific conditions, the ability to manage our existing assets, the ability to explore new opportunities to increase oil and natural gas production, level of job responsibility, and tenure with us.

Elements of Our Compensation Program and Why We Paid Each Element

        For 2008, our management compensation program was comprised of four elements: base salary, cash bonus, long-term equity based compensation and benefits.

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  Base Salary.  For 2008, we paid base salary in order to recognize each named executive officer's unique value and historical contributions to our success in light of salary norms in the industry and the general marketplace; to match competitors for executive talent; to provide named executive officers with sufficient, regularly paid income; and to reflect position and responsibility.

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  Cash Bonus.  For 2008, we included an annual cash bonus as part of our management compensation program because we believe this element of compensation (i) helped focus and motivate management to achieve key annual corporate objectives by rewarding the achievement of these objectives and (ii) was necessary to be competitive from a total remuneration standpoint.

    In March 2008, after consultation with Longnecker & Associates ("Longnecker"), an independent compensation consultant, and at the recommendation of Mr. Lovett, the Compensation Committee recommended and the Board of Directors approved the following general goals for the compensation of the named executive officers: (i) 30% of the total compensation from base salary, (ii) 20% of total compensation from cash bonus assuming the maximum cash bonus and maximum equity grants were received and (iii) 50% of total compensation from equity grants assuming the maximum equity grant and maximum cash bonus was received. In connection with this, the Compensation Committee recommended and the Board of Directors approved the 2008 Discretionary Employee Bonus Policy (the "Bonus Policy") pursuant to which cash and equity incentive awards may be granted based on any combination of objective corporate, divisional group and/or local facility and/or individual performance measures. The 2008 goals for cash bonuses were based on the annual budget and were tied to (i) an increase in our oil and gas reserves, (ii) an increase in our oil and gas production, (iii) a cap on our general and administrative expenses, (iv) compliance with the regulations promulgated under the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley") for the 2007 audit and (v) stock price performance. Each of these five performance goals was associated with 15% of the cash bonus amount. If only a portion of a performance goal was met, the Compensation Committee, at its discretion, could award a portion of the 15% cash bonus amount associated with the performance goal. The remaining 25% of the cash bonus amount was a discretionary bonus pursuant to the Bonus Policy to reflect individual and/or corporate performance. In March 2009, the Compensation Committee examined the Company's results as compared to the five objectives. Although the Company met an aggregate of 55% of the five goals as a whole, including meeting 100% of the specific general and administrative expenses goal and stock performance goal, the Compensation Committee determined not to pay any cash bonus for 2008 as described below under "How We Determine Each Element of Compensation—Cash Incentive Plan—2008." Due to the expected relocation of our headquarters to Paris, France, the Compensation Committee has not established a cash incentive plan for 2009.

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  Long-Term Equity Incentive Compensation.  For 2008, our long-term equity incentive compensation program was the primary vehicle for (i) aligning named executive officers' and other employees' interests with the interests of our stockholders, (ii) offering long-term incentives and rewards to our named executive officers and other employees, (iii) providing an incentive for retention of named executive officers and employees and (iv) providing a competitive total compensation package.

    Pursuant to the new Bonus Policy, the 2008 goals for equity grants were the same as described above for cash bonuses. Each of the five performance goals was associated with 15% equity bonus amount. If only a portion of a performance goal was met, the Compensation Committee, at its discretion, could award a portion of the 15% equity bonus amount associated with the performance goal. The remaining 25% of the equity bonus amount was a discretionary bonus pursuant to the Bonus Policy to reflect superior individual and/or corporate performance. Although the Company met an aggregate of 55% of the five goals as a whole, including meeting 100% of the specific general and administrative expenses goal and stock performance goal, the Compensation Committee determined not to issue any performance related equity grants for 2008 performance as described below under "How We Determine Each Element of Compensation—Stock Incentive Plan—2008." Due to the expected relocation of our headquarters to Paris, France, the Compensation Committee has not established an equity incentive plan for 2009.

How We Determine Each Element of Compensation

        The Compensation Committee and the Board of Directors oversee our compensation program. In accordance with The Nasdaq Marketplace Rules, the Compensation Committee is responsible for recommending to the Board of Directors for approval certain types and levels of compensation for our executive officers and for determining itself other types and levels of compensation for our executive officers. See "Committees—Compensation Committee."

        The Compensation Committee has the authority to retain and terminate independent third party compensation consultants. Traditionally, the Compensation Committee has reviewed annually market and industry data to assess our competitive position with respect to the individual elements of total executive compensation to ensure the attraction, retention and appropriate reward of our President and Chief Executive Officer. The Compensation Committee also traditionally has reviewed and met annually with the President and Chief Executive Officer regarding market and industry data to assess our competitive position with respect to the individual elements of total executive compensation to ensure the attraction, retention and appropriate reward of our other named executive officers.

2008 Compensation

        In setting 2008 compensation, the Compensation Committee suggested that we engage Longnecker to conduct an independent compensation review and to provide analysis and recommendations for our compensation programs for our top eight executives. As part of its process, in January 2008, Longnecker assessed the competitiveness of our executive compensation as compared to executive compensation of comparable companies in the oil and natural gas industry by comparing our executive compensation to that of a peer group of 14 public companies in the oil and natural gas industry. At our suggestion, these companies had average revenues of approximately $90 million and a market capitalization of approximately $572 million and were as follows.

Abraxas Petroleum	FX Energy, Inc.
ATP Oil & Gas Corporation	Goodrich Petroleum, Inc.
Brigham Exploration Co.	Harvest Natural Resources
Carrizo Oil & Gas, Inc.	Parallel Petroleum Corp.
Contango Oil & Gas Company	PetroQuest energy, Inc.
Delta Petroleum Corp	TXCO Resources Inc.
Edge Petroleum Corp.	Transmeridian Exploration Incorporated

        The named executive officers at the beginning of 2008, Mr. Lovett, Michael FitzGerald, Edward Ramirez and Charles Campise, were compared against all 14 of the companies, except that Mr. Campise was not compared against Edge Petroleum Corp. because that company did not list a fourth highest paid executive in its proxy statement. In addition, the named executive officers were compared against published surveys as follows:

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  ERI Executive Compensation Assessor—Crude Oil Exploration and Production—Messrs. Lovett, FitzGerald, Ramirez and Campise;

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  Mercer 2007 Energy Compensation Survey for Exploration and Production Industry—Mr. FitzGerald;

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  Mercer 2007 Energy Compensation Survey for Companies with Revenue Less than $175 million—Messrs. Lovett, FitzGerald and Ramirez;

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  Mercer 2007 Executive Benchmark Database for Companies with Revenue Less than $500 million—Messrs. Lovett and Campise; and

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  Watson Wyatt 2007/2008 Top Management Comp Calculator for Crude Oil Exploration and Production—Messrs. Lovett, FitzGerald and Campise.

        Based on a combination of the peer company data and the survey data, Longnecker analyzed the 50th and 75th percentiles of market compensation for total cash compensation, long term incentive compensation and total direct compensation. Longnecker determined (i) that our base salaries were about the 50th percentile; (ii) that our total cash compensation for the named executive officers was approximately the 50th percentile; (iii) that our long-term incentive compensation for the named executive officers was approximately the 50th percentile; and (iv) our total compensation for the named executive officers was approximately the 50th percentile.

        In recommending base salaries to the Board of Directors for 2008 and in setting the 2008 Cash Incentive Plan targets and 2008 Stock Incentive Plan targets, the Compensation Committee considered subjective factors and utilized the Longnecker report described above as well as a March 2008 Longnecker report that was devoted to incentive plans to determine the base salary, target cash bonus and target equity grant of our President and Chief Executive Officer, as compared to the president and chief executive officer of comparable companies and of our other management members as compared to comparable management members of comparable companies. The Compensation Committee established general guidelines of base salary, total cash compensation and equity compensation of the President and Chief Executive Officer and the other members of management at approximately the 50th percentile of peer companies.

        In addition, the compensation package for the President and Chief Executive Officer was designed to recognize the fact that he bore the primary responsibility for effective management and operation of our business, the development of a successful business plan, the implementation of business strategy initiatives to lay the foundation for our steady and stable growth and increasing stockholder value.

Accordingly, when evaluating the President and Chief Executive Officer's on-the-job performance with respect to each of the categories of compensation, the Compensation Committee considered leadership, strategic planning for our future, dedication and focus on the short-term and long-term interests of the Company and its stockholders and professionalism, integrity and competence. Generally, in addition to the Longnecker report, the total compensation package for the other management members was based upon the individual's responsibilities, experience and expected performance, taking into account, among other items, the individual's initiative, contributions to our overall performance and handling of special projects.

2009 Compensation

        In preparing to set 2009 compensation, the Compensation Committee again suggested that we engage Longnecker to conduct an independent compensation review and to provide analysis and recommendations for our compensation programs for our top four executives. As part of its process, in December 2008, Longnecker assessed the competitiveness of our executive compensation as compared to executive compensation of comparable companies in the oil and natural gas industry by comparing our executive compensation to that of a peer group of 12 public companies in the oil and natural gas industry and provided conclusions and recommendations regarding our total direct compensation packages. Longnecker elected not to include some companies in the 2008 comparable companies list as their revenues had increased compared to our revenues. The 12 companies were as follows:

Abraxas Petroleum	Harvest Natural Resources Inc.
Brigham Exploration Co.	NGAS Resources Inc.
Contango Oil & Gas Company	Parallel Petroleum Corp.
Crimson Exploration Inc.	TXCO Resources Inc.
FX Energy, Inc.	Transmeridian Exploration Incorporated
Gastar Exploration Limited	Warren Resources, Inc.

        All of the named executive officers at that time (Messrs. FitzGerald and Ramirez resigned on June 27, 2008), Messrs. Lovett and Campise, were compared against all 12 of the companies and were compared against published surveys as follows:

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  ERI 2008/2009 Executive Compensation Assessor—Crude Oil Exploration and Production—$50 million in revenue and $34 million in revenue—Messrs. Lovett and Campise;

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  Mercer 2008 US Executive Compensation Survey—Primary Industry Segment/Exploration & Production—$50 million in revenue and $34 million in revenue—Messrs. Lovett and Campise;

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  Watson Wyatt 2008/2009 Top Management Comp Calculator for Utilities & Energy: $50 million in revenue and $34 million in revenue—Mr. Lovett; and

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  Watson Wyatt 2008/2009 Top Management Comp Calculator for All Organizations (Excluding Financial Services): $50 million in revenue and $34 million in revenue—Mr. Campise.

        To adjust for 2009 base salaries as compared to the peer group and survey data, Longnecker increased the base salary data by 5.5% based on the increased demand for key executive and technical management in the oil and gas operations industry.

        Based on a combination of the peer company data and the survey data, Longnecker analyzed the 50th and 75th percentiles of market compensation for base salaries, total target cash compensation, long term target incentive compensation and total target direct compensation. Longnecker determined for Messrs. Lovett and Campise (i) that our base salaries for 2008 were approximately 92% of the 50th percentile amount and approximately 75% of the 75th percentile amount; (ii) that our total target cash compensation for 2008 (base salary plus 2008 target incentive payments) for Messrs. Lovett and

Campise was approximately 75% of the 50th percentile amount and 59% of the 75th percentile amount; (iii) that our target long-term incentive compensation for Messrs. Lovett and Campise for 2008 was approximately 45% of the 50th percentile amount and approximately 25% of the 75th percentile amount; and (iv) our total target compensation for 2008 for Messrs. Lovett and Campise was approximately 61% of the 50th percentile amount and approximately 40% of the 75th percentile amount.

        Due to the expected relocation of our headquarters to Paris, France by mid-2009, other than our current President and Chief Executive Officer, Mr. McKenzie, our current U.S. employees, including Mr. Campise, will not be retained by us. Mr. Campise's last day is expected to be August 30, 2009. Therefore, the Compensation Committee and the Board of Directors has not established a 2009 cash incentive plan or equity incentive plan. Due to the need to retain Mr. Campise's expertise until our financial and accounting functions are transitioned to our Paris headquarters, Mr. Campise is now party to a Retention Agreement dated March 19, 2009 as described below under "Termination of Employment Agreements—Separation Agreements." With regard to Mr. McKenzie, pursuant to the terms of the Letter Agreement, Mr. McKenzie receives a monthly salary of $35,000 which was entered into in connection with the execution of the Settlement Agreement and him becoming our interim President and Chief Executive Officer.

Base Salary

2008

        In January 2008, the Compensation Committee recommended to the Board of Directors and the Board of Directors approved that the annual base salaries of Messrs. Lovett, Campise, FitzGerald and Ramirez would not change from their annual base salaries at the end of 2007 except for increasing Mr. Campise's annual base salary to $210,000. This action was due to the Compensation Committee's belief that, other than with respect to Mr. Campise, the base salaries were appropriate based on the January 2008 Longnecker report. Mr. Campise's salary was increased in order to be more compatible with results in the Longnecker report.

2009

        As previously mentioned, in connection with the expected relocation of our headquarters to Paris, France, we are not retaining any of our U.S. employees other than Mr. McKenzie. Therefore, there is not a change in base salary for 2009 for Mr. Campise as he will continue to receive his 2008 base salary through his termination, currently anticipated to be August 30, 2009, pursuant to the terms of his Retention Agreement. Pursuant to the terms of the Letter Agreement described above under "How We Determine Each Element of Compensation—2008 Compensation," Mr. McKenzie receives a monthly salary of $35,000.

Cash Incentive Plan

2008

        As described above, in March 2008, the Board of Directors adopted the Bonus Policy, and the Compensation Committee set the 2008 cash bonus amounts based on achieving certain performance goals plus an additional goal based on individual and/or corporate performance. In adopting the Bonus Policy, the Compensation Committee and the Board of Directors considered the March 2008 Longnecker report regarding incentive practices of the 14 competitor companies described above and published surveys in recommending (i) target payout levels for the named executive officers,

(ii) performance measures and the weighting thereof and (iii) the use of discretion in making awards. The five performance goals for 2008 were as follows:

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  Oil and Gas Reserves—Replace 110% of 2008 oil and gas production with additional proved reserves on a BOE basis.

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  Oil and Gas Production—2008 oil and gas production was to be at least 1 million BOE.

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  General and Administrative Expenses—2008 general and administrative expenses were to be no greater than $13.6 million, subject to modification for additional expenditures subsequently approved by the Board of Directors.

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  Sarbanes-Oxley Compliance—To be in full compliance with the requirements of the Sarbanes-Oxley legislation for the 2007 audit.

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  Stock Price Performance—Our stock price performance in 2008 was to exceed the average stock price performance of our peer group based on the peer group determined by Longnecker.

        Each of these five performance goals was associated with 15% of the cash bonus target for each named executive officer. If only a portion of a performance goal was met, the Compensation Committee, at its discretion, could award a portion of the 15% of the cash bonus amount associated with the performance goal. In addition, the Compensation Committee had the authority to apply a 25% discretionary increase in bonus amount based on individual and/or corporate performance. The table below sets forth the cash bonus based on achieving all five performance goals and assuming the maximum 25% discretionary bonus.

2008 Cash Incentive Plan

Named Executive Officer	Percent of Total Target Maximum Compensation	Target 2008 Award (maximum)
Nigel J. Lovett Chief Executive Officer and President	10%	$120,000
Michael J. FitzGerald Executive Vice President—Exploration and Production	20%	$188,000
Charles J. Campise Senior Vice President—Finance & Accounting and Chief Accounting Officer	19%	$141,000
Edward Ramirez Senior Vice President—Exploration and Production	20%	$154,000

        The percentage of total maximum compensation to which the 2008 Cash Incentive Plan related was based on the ratio of 30% base salary, 20% maximum cash bonus and 50% maximum equity bonus. With a view toward conserving cash for the Company, Mr. Lovett requested that half of his maximum cash bonus be credited to his maximum equity bonus and Mr. Campise requested that more of his bonus be weighted toward equity rather than cash. These requests were approved by the Compensation Committee. Therefore, both Messrs. Lovett and Campise had less than 20% of their total target maximum compensation in the form of cash bonus.

        As described above, in March 2009, the Compensation Committee examined the Company's results as compared to the five objectives. Although the Company met an aggregate of 55% of the five goals as a whole, including meeting 100% of the specific general and administrative expenses goal and stock performance goal, the Compensation Committee determined that in light of the moving the headquarters to Paris, France and the related desire to reduce general and administrative costs, it would not pay any amounts under the cash incentive plan for 2008. In addition, since of the current U.S. employees, we expect that only Mr. McKenzie will be transferring to our headquarters in Paris, France, the Compensation Committee has not established a cash incentive plan for 2009.

Stock Incentive Plan

2008

        As described above, in March 2008, the Board of Directors adopted the Bonus Policy, and the Compensation Committee set the 2008 equity bonus amounts based on achieving certain performance goals plus an additional goal based on individual and/or corporate performance. The five performance goals for 2008 were the same as for the 2008 cash bonus amounts.

        Each of these five performance goals was associated with 15% of the equity bonus target for each named executive officer. If only a portion of a performance goal was met, the Compensation Committee, at its discretion, could award a portion of the 15% of the equity bonus amount associated with the performance goal. In addition, the Compensation Committee had the authority to apply a 25% discretionary increase in equity bonus amount based on individual and/or corporate performance. The table below sets forth the equity bonus based on achieving all five performance goals and assuming the maximum 25% discretionary bonus.

2008 Stock Incentive Plan

Named Executive Officer	Percent of Total Target Maximum Compensation	Target 2008 Award (maximum)
Nigel J. Lovett Chief Executive Officer and President	60%	90,250
Michael J. FitzGerald Executive Vice President—Exploration and Production	50%	58,500
Charles J. Campise Senior Vice President—Finance & Accounting and Chief Accounting Officer	53%	50,000
Edward Ramirez Senior Vice President—Exploration and Production	50%	48,000

        The percentage of total maximum compensation to which the 2008 Stock Incentive Plan related was based on the ratio of 30% base salary, 20% maximum cash bonus and 50% maximum equity bonus. The number of shares was determined based on the dollar amount equal to the appropriate percentage divided by $8 which was slightly above the closing price on March 12, 2008, the date the 2008 Stock Incentive Plan was finalized. As described above, Mr. Lovett requested that half of his maximum cash bonus be credited to his maximum equity bonus and Mr. Campise requested that more of his bonus be weighted toward equity rather than cash. Therefore, both Messrs. Lovett and Campise have more than 50% of their total target maximum compensation in the form of stock bonus.

        As described above regarding the cash bonus, although the Company met an aggregate of 55% of the five goals as a whole, including meeting 100% of the specific general and administrative expenses goal and stock performance goal, the Compensation Committee determined that in light of the moving the headquarters to Paris, France and the related desire to reduce general and administrative costs, it would not make any grants under the stock incentive plan for 2008. In addition, since of the current employees, we expect that only Mr. McKenzie will be transferring to Paris, France, the Compensation Committee has not set a stock incentive plan for 2009.

        Stock grants related to the 2007 Stock Incentive Plan were issued on January 24, 2008. Since (i) we only met one of the four performance goals for 2007, general and administrative expense, (ii) we wished to conserve cash and (iii) our stock price was not at desired levels in January 2008, Mr. Lovett recommended to the Compensation Committee, and the Compensation Committee recommended to the Board of Directors, which approved, that less cash and more equity be paid out than would have been otherwise paid out. Approximately 200% of the equity bonus was paid out based on 25% of the goals under the 2007 Stock Incentive Plan being met, excluding Mr. Lovett's additional 5,600 shares of immediately vested stock from his election to receive his cash bonus in stock. The shares of restricted stock were issued pursuant to our 2005 Long-Term Incentive Plan with (other than with respect to the 5,600 shares issued to Mr. Lovett) the restrictions on transferability lapsing in equal installments on the one year, two year and three year anniversary of the grant date if the employees are still employed by us on such dates. The shares granted were as follows: Mr. Lovett, 20,400 shares; Mr. Campise, 6,000 shares; Mr. FitzGerald, 4,000 shares; and Mr. Ramirez, 3,000 shares. As with the 2008 Stock Incentive Plan, the shares granted to each named executive officer under the 2007 Stock Incentive Plan were based on achievement of performance goals as well as performance reviews by both superiors and employees reporting to or working with the named executive officer.

        Also, pursuant to his employment agreement, Mr. Lovett was issued (i) 10,000 shares of stock without restriction on the one year anniversary of his hiring which was January 25, 2008, (ii) 100,000 shares of restricted stock vesting equally over three years beginning on the first anniversary of the date of grant (May 15, 2008) if Mr. Lovett was still employed on such dates and (iii) stock options exercisable into 100,000 shares of Toreador common stock at an exercise price of $7.88 with the stock options vesting equally over three years beginning on the first anniversary of the date of grant (May 15, 2008) if Mr. Lovett was still employed on such dates.

        On August 7, 2008, in recognition of his exceptional performance and assumption of additional duties during the first half of the 2008 fiscal year, Mr. Campise was granted 10,000 shares of restricted stock with the restrictions on transferability lapsing on August 7, 2009 if Mr. Campise is still employed by us on such date.

        Benefits.    We offer a variety of health and welfare programs to all eligible employees. The health and welfare programs are intended to protect employees against catastrophic loss and encourage a healthy lifestyle. Our health and welfare programs include medical, pharmacy, dental, vision, life insurance and accidental death and disability. We provide full time employees, regularly scheduled to work 40 or more hours per week, short and long-term disability and basic life insurance at no cost to the employee. We offer a qualified 401(k) savings and retirement plan. All of our employees, including the named executive officers, are generally eligible for the 401(k) plan. Our contribution to the 401(k) plan is a percentage of the participants' salary. The amounts of our matching contributions under the 401(k) Plan for 2008 for each of the named executive officers are included in column (i) "All Other Compensation" of the "Summary Compensation Table" of this proxy statement. During 2008, we provided a gasoline allowance to Messrs. Lovett, FitzGerald, Ramirez and Campise as we do with all employees.

        In connection with his becoming our President and Chief Executive Officer and moving to Dallas, we reimbursed Mr. Lovett for one-half of his real estate commissions and fees incurred in connection with such move. In connection with Mr. McKenzie's expected move to Paris, France, we have agreed to pay him up to $100,000 to cover any actual loss incurred on the sale of his current home in Calgary, Alberta.

        We made these benefits available to our named executive officers in order to retain our named executives officers as well as to remain competitive with the other companies in our peer group.

How Elements of Our Compensation Program Are Related to Each Other

        In setting 2008 compensation, the Compensation Committee and the Board of Directors reviewed the Longnecker recommendation in its March 2008 report based on its review of the 14 companies to whom Toreador was compared set forth above and determined that in general for named executive officers the ratio of base salary, maximum cash bonus and maximum equity bonus should be 30%/20%/50%.

Accounting and Tax Considerations

        Under Internal Revenue Code Section 162(m), a limitation is placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1 million in any taxable year, unless the compensation is performance based. However, due to our Net Operating Losses, we do not believe that we will be subject to Section 162(m) in the near future. Therefore, we do not consider Section 162(m) in determining compensation.

Termination of Employment Arrangements

Employment Agreements

        In March 2008 we entered into updated employment agreements with Messrs. Lovett, FitzGerald, Ramirez and Campise.

        Mr. Lovett's 2008 employment agreement provided that upon our termination of him other than for Cause or upon his resignation for Good Reason (as each was defined in the agreement), he would be entitled to the following:

  •
  the remainder of the 90,000 inducement shares of stock that had not been issued;

  •
  unused vacation time;

  •
  two years annual base salary; and

  •
  compatible medical coverage under our United States medical plan for up to two years.

        Mr. Lovett's 2008 employment agreement also provided that if, following a Change in Control (as defined in the agreement), he was terminated without Cause, he was demoted from the position of President and Chief Executive Officer; or his authorities, powers, functions, responsibilities or duties were materially reduced, we would provide him with the following:

  •
  the remainder of the 90,000 inducement shares of stock that had not been granted; and

  •
  full vesting of the 100,000 shares of restricted stock and stock options exercisable into 100,000 shares of Toreador common stock to be issued pursuant to the 2008 employment agreement.

        The 2008 employment agreements for Messrs. FitzGerald, Ramirez and Campise provided that upon a termination other than for Cause or upon a resignation for Good Reason (as each was defined in the agreements), these individuals would be entitled to the following:

  •
  unused vacation time;

  •
  two years annual base salary; and

  •
  compatible medical coverage under our United States medical plan for up to two years.

Equity Agreements

        On November 8, 2006, we entered into an agreement with each of Messrs. FitzGerald and Ramirez pursuant to which if a Change in Control occurred in which we were a party prior to January 1, 2011 and such named executive officer was still an employee at such time, such named executive officer could be granted additional shares of Toreador common stock without restrictions on transferability. If the Change of Control occurred and such named executive officer had not received a grant of restricted stock in either 2009 or 2010, such named executive officer would be granted 16,000 shares of Toreador common stock. If the Change of Control occurred and such named executive officer had received a grant of restricted stock in 2009 but had not received a grant of restricted stock in 2010, such named executive officer would be granted 8,000 shares of Toreador common stock.

        Other than the with regard to the 100,000 shares of restricted stock granted to Mr. Lovett pursuant to this 2008 employment agreement, our restricted stock agreements provide for the immediate vesting of all unvested restricted stock upon a Change in Control, and on July 30, 2008, the Compensation Committee amended all outstanding restricted stock agreements to provide for immediate vesting of all unvested restricted stock upon the death of a participant if the participant is still an employee on the date of death.

        The Change in Control provisions in the employment agreement for Mr. Lovett, in the Change in Control Agreements of Messrs. FitzGerald and Ramirez and in the restricted stock agreements were to help prevent management from being distracted by rumored or actual Changes in Control. The Change in Control provisions for Mr. Lovett provided:

  •
  incentives to remain with us despite the uncertainties of a potential or actual change in control transaction;

  •
  assurance of severance and benefits for Mr. Lovett; and

  •
  access to equity components after a Change in Control.

        The Change in Control provisions in the Change in Control agreements for Messrs. FitzGerald and Ramirez and in the restricted stock agreements provided:

  •
  incentives to remain with us despite the uncertainties of a potential or actual change in control transaction; and

  •
  access to equity components after a Change in Control.

        While there was a double trigger for Mr. Lovett to receive benefits upon a Change in Control under the employment agreement, there was a single trigger for the Change in Control Agreements of Messrs. FitzGerald and Ramirez and the vesting of restricted stock for all employees for the following reasons:

  •
  to be competitive with what we believed to be the standards for the treatment of equity upon a Change in Control;

  •
  employees who remained after a Change in Control would be treated the same with regard to equity as the general stockholders who could sell or otherwise transfer their equity upon a Change in Control; and

  •
  since we would not exist in our present form after a Change in Control, employees should not have their return on such equity dependent upon the new company's future success.

Separation Agreements

        On June 27, 2008, Mr. FitzGerald resigned as our Executive Vice President—Exploration and Production and Mr. Ramirez resigned as our Senior Vice President—Exploration and Production. In

connection with their resignations, the parties negotiated individual Separation Agreements pursuant to which we released each of them and each of them released us from any claims that either party had against the other. Mr. FitzGerald's Separation Agreement and Release provided for him to receive his monthly salary for twelve months, have 5,000 shares of restricted stock vested and receive payments to cover expenses under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), for up to twelve months. Mr. Ramirez's Separation Agreement and Release provided for him to receive his monthly salary for twelve months, have 7,000 shares of restricted stock vested and receive payments to cover expenses under COBRA for up to twelve months.

        In connection with and as a condition precedent to us entering into the Settlement Agreement, on January 22, 2009, Mr. Lovett resigned as our President and Chief Executive Officer and as a director and entered into a Separation and Mutual Release Agreement with us. In connection with entering into the Separation and Mutual Release Agreement with Mr. Lovett, we amended certain terms and conditions of his 2008 employment agreement such that in connection with his resignation, we agreed to the following: (i) pay him all unpaid compensation earned but not paid; (ii) pay certain severance payments totaling $720,000 to be paid in 24 equal monthly installments; (iii) issue the remaining 90,000 inducement shares; (iv) vest 6,800 shares of restricted stock; and (v) maintain director and officer insurance for six years, subject to certain conditions. We and Mr. Lovett each released each other from any claims that either party had against the other.

        In connection with our move of our headquarters to Paris, France, on March 19, 2009, we entered into a Retention Agreement with Mr. Campise in order to retain his services during the relocation as well as to ensure an orderly transition of Company information and systems. The agreement provides that if Mr. Campise does not voluntarily terminate his employment and is not terminated for "cause," upon Mr. Campise's termination by us (expected to be August 30, 2009), we will offer him a Waiver, Release and Separation from Employment Letter Agreement. The Waiver, Release and Separation Agreement will provide that in exchange for Mr. Campise executing a general release of claims, we will provide the following: (i) $40,000 in cash in a lump sum payment; (ii) 129,000 shares of our common stock; (iii) immediate vesting of 14,899 shares of currently outstanding restricted stock; (iv) continuation of the cost of health insurance benefits for 18 months under COBRA; and (v) the cash value of all accrued, unused paid time off. In addition, the benefits under the Waiver, Release and Separation Agreement are subject to the following adjustments: (i) if our closing stock price on the date of Mr. Campise's termination is less than $2.22 per share, the number of shares to be issued shall be equal to $318,630 divided by the closing stock price on the date of termination; and (ii) if the following four milestones are achieved before June 30, 2009, Mr. Campise will receive an additional $81,112 in cash and/or stock, with the split between cash and/or stock being determined by us in our sole discretion:

  •
  the information technology department at our headquarters in Paris being fully functional;

  •
  all of the corporate accounting and consolidation systems being successfully transferred to Paris;

  •
  all Microsoft, Excel, Word and Powerpoint documents being successfully transferred to Paris; and

  •
  the Paris accounting staff being fully trained to perform the functions previously performed by the Dallas accounting staff.

Stock Ownership Policy

        Currently the Company does not have a stock ownership policy for its employees who are not also directors and does not have a policy that prohibits employees from hedging their economic exposure as a result of owning shares of Company stock. Pursuant to the terms of the Settlement Agreement, by the later of July 22, 2009 or six months after a director's appointment to the Board of Directors, such director must beneficially own or represent at least 50,000 shares of Toreador common stock with unexercised stock options to acquire our common stock not being included in the amount of our shares beneficially owned.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402b) of Regulation S-K. Based on such review and discussions the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee:
Nicholas Rostow, Chairman Peter Falb Peter Hill

Summary Compensation Table

        The following table sets forth information regarding the total compensation received by or earned by (i) the Company's Chief Executive Officer during 2007 and 2008, (ii) the Company's Chief Financial Officer during 2006, 2007 and 2008 and (iii) two former executive officers who served as executive officers during the year-ended December 31, 2008, but were not executive officers on December 31, 2008. This table and accompanying narrative should be read in conjunction with the Compensation Discussion and Analysis, which sets forth the objectives and other information regarding the Company's executive compensation program.

Name and Principle Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Award(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Nigel J. Lovett—	2008	360,000	—	325,151	50,680	—	61,696	(4)	797,527
Chief Executive Officer And President(3)	2007	338,680	—	32,768	—	42,210	27,989		441,647
Michael J. FitzGerald—	2008	139,102	—	45,050	—	—	168,864	(6)	353,016
Executive Vice President—	2007	280,969	—	444,405	—	30,000	17,708		773,082
Exploration and Production(5)	2006	270,000	—	261,873	—	89,438	14,736		636,047
Edward Ramirez—	2008	111,609	—	63,070	—	—	144,444	(8)	319,123
Senior Vice President—Exploration and Production(7)	2007	229,469	—	350,677	—	20,000	17,708		617,854
Charles J. Campise—	2008	210,000	—	93,035	—	—	17,404	(10)	320,439
Senior Vice President—	2007	188,881	—	90,586	—	30,000	17,404		326,871
Chief Financial Officer(9)	2006	160,000	50,000	65,953	—	46,500	11,329		333,782

(1)
Stock and option awards are the dollar amounts recognized for financial statement reporting purposes with respect to the fiscal year in accordance with the SFAS 123R, and includes awards granted in prior periods. Our policy and assumptions made in the valuation of share-based payments are contained in note 11 of the consolidated financial statements for the year-ended December 31, 2008, as set forth in our Annual Report on Form 10-K. Due to their resignations, Mr. FitzGerald forfeited unvested restricted stock grants totaling 34,866 shares and Mr. Ramirez forfeited unvested restricted stock grants totaling 28,999 shares.

(2)
Amounts shown represent the non equity incentive plan compensation earned in 2008, 2007 and 2006, as applicable. All non-equity incentive plan compensation payments earned in 2006 were made in 2007 and earned in 2007 were made in 2008. For further information, see "Executive Compensation—Compensation Discussion and Analysis—Cash Incentive Plan."

(3)
Mr. Lovett became our President and Chief Executive Officer on January 25, 2007. He resigned on January 22, 2009 pursuant to the terms of the Settlement Agreement.

(4)
Other compensation consists of (i) long-term care disability insurance for 2008 of $2,636, (ii) gas reimbursement for 2008 of $1,200, (iii) Toreador's 401(k) matching contribution to employee for 2008 of $7,860, and (iv) $50,000 which is one-half of his real estate commissions and fees incurred in moving to Dallas, Texas.

(5)
Mr. FitzGerald resigned his employment on June 27, 2008.

(6)
Other compensation consists of (i) gas reimbursement for 2008 of $600, (ii) Toreador's 401(k) matching contribution to employee for 2008 of $14,610, (iii) long-term care disability insurance for 2008 of $1,318 and (iv) compensation paid or accrued in connection with the Separation and Mutual Release Agreement dated June 27, 2008 of $152,336.

(7)
On March 14, 2007, Mr. Ramirez was appointed Senior Vice President, Exploration and Production, and he resigned his employment on June 27, 2008.

(8)
Other compensation consists of (i) gas reimbursement for 2008 of $600, (ii) Toreador's 401(k) matching contribution to employee for 2008 of $14,610, (iii) long-term care disability insurance for 2008 of $1,898 and (iv) compensation paid or accrued in connection with the Separation and Mutual Release Agreement dated June 27, 2008 of $127,330.

(9)
On January 24, 2008, Mr. Campise was promoted to Senior Vice President—Finance & Accounting and Chief Accounting Officer, and on November 6, 2008, he was promoted to Senior Vice President—Chief Financial Officer.

(10)
Other compensation consists of (i) long-term care disability insurance for 2008 of $1,594, (ii) gas reimbursement for 2008 of $1,200 and (iii) Toreador's 401(k) matching contribution to employee for 2008 of $14,610.

Grants of Plan-Based Awards

        The following table summarizes the 2008 grants of equity and non-equity plan-based awards.

GRANTS OF PLAN-BASED AWARDS

			Estimated Possible Payouts under Non-Equity Incentive Plan Awards (1)
				All Other Stock Awards Number of Shares of Stock (#)		All Other Option Awards; Number of Securities Underlying Options (#) (5)		Grant Date Fair Value of Stock and Option Awards ($) (6)
							Exercise or Base Price of Option Awards ($/Sh)
Name	Grant	Compensation Committee Action Date	Target (5)
Nigel J. Lovett			120,000
	1/24/2008	1/23/2008		20,400	(2)			184,620
	1/24/2008	1/23/2008		5,600	(2)			50,680
	1/25/2008	1/23/2008		10,000	(3)			88,500
	5/15/2008	5/13/2008		100,000	(4)			788,000
	5/15/2008	5/13/2008				100,000	7.88	788,000
Michael J. FitzGerald			188,000
	1/24/2008	1/23/2008		4,000	(2)			36,200
	6/27/2008	6/27/2008		5,000	(7)			45,050
Edward Ramirez			154,000
	1/24/2008	1/23/2008		3,000	(2)			27,150
	6/27/2008	6/27/2008		7,000	(8)			63,070
Charles J. Campise			141,000
	1/24/2008	1/23/2008		6,000	(2)			54,300
	8/7/2008	7/30/2008		10,000				70,600

(1)
Granted pursuant to the 2008 Short-Term Incentive Compensation Plan (Cash Incentive Plan). There was only a maximum level and no target or threshold levels.

(2)
Issued pursuant to the Long-Term Incentive Plan for 2007 (Stock Incentive Plan) other than 5,600 of immediately vested shares of Mr. Lovett which were issued at his request instead of cash under the 2007 Short-Term Incentive Compensation Plan (Cash Incentive Plan). Stock was issued under the 2005 Long-Term Incentive Plan, as amended.

(3)
Issued pursuant to 2007 employment agreement upon Mr. Lovett completing one year of employment. Stock was issued under the 2005 Long-Term Incentive Plan, as amended.

(4)
Issued pursuant to 2008 employment agreement upon obtaining stockholder approval of the amendment to the 2005 Long-Term Incentive Plan, as amended, for the issuance of additional shares. Stock was issued under the 2005 Long-Term Incentive Plan, as amended.

(5)
Issued pursuant to 2008 employment agreement upon obtaining stockholder approval of the amendment to the 2005 Long-Term Incentive Plan, as amended, for the issuance of additional shares. Options were issued under the 2005 Long-Term Incentive Plan, as amended.

(6)
The grant date fair value of the stock awards is calculated in accordance with SFAS 123R, including the incremental fair value as of June 27, 2008 for the shares of restricted stock of Messrs. FitzGerald and Ramirez that were vested pursuant to the terms of their Separation and Mutual Release Agreements.

(7)
Pursuant to the terms of the Separation and Mutual Release Agreement dated June 27, 2008, Toreador vested 5,000 shares of unvested restricted stock, which includes the 4,000 shares granted on January 24, 2008.

(8)
Pursuant to the terms of the Separation and Mutual Release Agreement dated June 27, 2008, Toreador vested 7,000 shares of unvested restricted stock, which includes the 3,000 shares granted on January 24, 2008.

 Narrative Disclosure Regarding Summary Compensation Table and Grants of Plan-Based Awards Table.

        On March 12, 2008, we entered into updated employment agreements with Messrs. Lovett, FitzGerald, Ramirez and Campise.

        Pursuant to his updated employment agreement, Mr. Lovett received an annual base salary of $360,000. In addition, pursuant to the terms of the employment agreement, as soon as the 2005 Long-Term Incentive Plan was amended at the 2008 Annual Meeting of Stockholders, we granted Mr. Lovett 100,000 shares of restricted stock which were to vest equally over three years beginning on the first anniversary of the date of grant of the award if he was still employed on such dates and options to purchase 100,000 shares of Toreador common stock with an exercise price equal to the fair market value of the Toreador common stock on the date of grant ($7.88) which options were to vest equally over three years beginning on the first anniversary of the date of grant of the award if he was still employed on such dates. In connection with him becoming our President and Chief Executive Officer, we agreed to reimburse Mr. Lovett for his reasonable moving and storage expenses when he moved to Dallas, and as an inducement to becoming our President and Chief Executive Officer, Mr. Lovett received 10,000 shares of Toreador common stock on January 25, 2008, and was to receive 20,000 shares of Toreador common stock on January 25, 2009, 30,000 shares of Toreador common stock on January 25, 2010 and 40,000 shares of Toreador common stock on January 25, 2011 if he was still employed by us on such dates.

        Under the employment agreement, if Mr. Lovett was terminated without Cause or resigned for Good Reason, he would have been entitled to receive the following: (i) all salary earned through the date of termination and payments for all earned but unused vacation time; (ii) two years annual base salary paid out over 24 months; (iii) the remainder of up to 90,000 inducement shares that had not been issued; and (iv) if we provided medical insurance for our employees, medical insurance premiums for the lesser of two years or until the executive's coverage under our United States medical plan terminates. If there was a Change of Control and following such Change of Control, Mr. Lovett was terminated without Cause, Mr. Lovett was demoted from the positions of President and Chief Executive Officer or Mr. Lovett's authorities, powers, functions, responsibilities or duties were materially reduced, Mr. Lovett was to also receive (i) the remainder of up to 90,000 unissued inducement shares, (ii) the portion of the 100,000 shares of restricted stock mentioned above that was unvested and (iii) the portion of the stock options exercisable into 100,000 shares of Toreador common stock that was unvested were to be fully vested.

        Pursuant to the updated employment agreements for Messrs. FitzGerald, Ramirez and Campise which had a base annual salary for Mr. FitzGerald of $280,000, Mr. Ramirez of $230,000 and Mr. Campise of $210,000, if any of them was terminated without Cause or resigned for Good Reason, such executive would have been entitled to receive the following: (i) all salary earned through the date of termination and payments for all earned but unused vacation time; (ii) two years annual base salary paid out over 24 months; and (iii) if we provided medical insurance for our employees, medical insurance premiums for the lesser of two years or until the executive's coverage under our United States medical plan terminates.

        The 2008 cash incentive plan and the 2008 stock incentive plan goals are set forth above under "Executive Compensation—Compensation Discussion and Analysis—How We Determine Each Element of Compensation." As described under "Executive Compensation—Compensation Discussion and Analysis—How We Determine Each Element of Compensation," although the Company met an aggregate of 55% of the five goals as a whole, including meeting 100% of the specific general and administrative expenses goal and stock performance goal, the Compensation Committee determined that in light of the moving the headquarters to Paris, France and the related desire to reduce general and administrative costs, it would not make any payments under the 2008 cash incentive plan or any grants under the 2008 stock incentive plan.

        Certain of the shares of restricted stock were granted under the 2007 stock incentive plan. Since (i) we only met one of the four performance goals for 2007, general and administrative expense, (ii) we wished to conserve cash and (iii) our stock price was low in January 2008, less cash and more equity was paid out than would have been otherwise paid out pursuant to the 2007 stock incentive plan. Approximately 200% of the equity bonus was paid out based on 25% of the 2007 Stock Incentive Plan performance goals being met, excluding Mr. Lovett's additional 5,600 shares of immediately vested stock which were issued due to his election to receive his cash bonus in stock. The shares of restricted stock were issued pursuant to our 2005 Long-Term Incentive Plan with the restrictions on transferability (other than with respect to the 5,600 of immediately vested shares issued to Mr. Lovett) lapsing in equal installments on the one year, two year and three year anniversary of the grant date if the employees were still employed by us on such dates.

        Pursuant to their Separation and Mutual Release Agreements, we vested 5,000 shares of restricted stock for Mr. FitzGerald and 7,000 shares of restricted stock for Mr. Ramirez. The terms of their Separation and Mutual Release Agreements are described above under "Executive Compensation—Compensation Discussion and Analysis—Termination of Employment Arrangements."

        Mr. Campise received 10,000 shares of restricted stock on August 7, 2008 which vest on August 7, 2009 if he is still employed by us on such date.

        Any dividends that are paid on our common stock are also payable on the restricted stock. The named executive officers have the right to vote all shares of restricted stock held by them.

        All of our employees, including the named executive officers, are generally eligible for the 401(k) plan. Our contribution to the 401(k) plan is a percentage of the participants' salary.

        Base salary paid represented from 35.0%% to 65.5%% of the named executive officers' total compensation as represented in the Summary Compensation Table, with Mr. Lovett's ratio being approximately 45.1%, Mr. FitzGerald's ratio being approximately 39.4%, Mr. Ramirez's ratio being approximately 35.0% and Mr. Campise's ratio being approximately 65.5%. The percentages for Messrs. FitzGerald and Ramirez were affected by the amounts paid or accrued under their Separation and Mutual Release Agreements which were included in their total compensation amount but not in their base salary.

Outstanding Equity Awards at Fiscal Year-End

        The following table summarizes the total outstanding equity awards as of December 31, 2008 for each named executive officer. The market value of the stock awards was based on the closing price of our common stock as of December 31, 2008 (the last trading day of 2008 which was $5.49). The unvested stock options and stock awards include those grants of equity awards made in 2008 which were outstanding and unvested on December 31, 2008 and which are also included in the Grants of Plan-Based Awards Table. Messrs. FitzGerald and Ramirez did not have any outstanding equity awards on December 31, 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number Of Securities Underlying Unexercised Options (#) Exercisable(1)	Number Of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date	Number Of Shares of Stock That Have Not Vested (#) (3)	Market Value of Shares of Stock That Have Not Vested ($)
Nigel J. Lovett	22,800		$8.20	7-22-09	—	—
		100,000	$7.88	5-15-18
					120,400	$660,996	(4)
Charles J. Campise	—	—	—	—	18,463	101,362

(1)
Issuable pursuant to a warrant granted to Mr. Lovett in 2004 for financial adviser services provided to Toreador.

(2)
One-third of these stock options were to vest on each of May 15, 2009, 2010 and 2011 if Mr. Lovett were still employed by us on such dates. These shares were forfeited when Mr. Lovett resigned his employment on January 22, 2009.

(3)
The following table provides the vesting dates as of December 31, 2008 for unvested stock awards. Messrs. FitzGerald and Ramirez did not have any unvested options or restricted stock outstanding at December 31, 2007.

Vesting Date	Nigel J. Lovett	Charles J. Campise
January 24, 2009	6,800	2,000
January 25, 2009	—	898
January 26, 2009	—	667
May 15, 2009	33,333	—
August 7, 2009	—	10,000
January 24, 2010	6,800	2,000
January 25, 2010	—	898
May 15, 2010	33,333	—
January 24, 2011	6,800	2,000
May 15, 2010	33,334	—

Total Unvested Stock Awards	120,400	18,463
(4)
6,800 of these shares were vested on January 22, 2009 pursuant to Mr. Lovett's Separation and Mutual Release Agreement and 113,600 of these shares were forfeited on January 22, 2009 due to Mr. Lovett's resignation.

Option Exercises and Stock Vested in 2008

        The following table summarizes for the named executive officers in 2008 (i) the number of shares acquired upon exercise of stock options and the value realized and (ii) the number of shares acquired upon the vesting of restricted stock and the value realized, each before payout of any applicable withholding tax. Mr. Lovett did not exercise any stock options or have any shares of restricted stock vest during 2008.

OPTION EXERCISES AND STOCK VESTED

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael J. FitzGerald	20,767	186,610
Edward Ramirez	19,934	179,873
Charles J. Campise	4,231	35,575

Potential Payments Upon Termination or Change in Control

        As described above "Executive Compensation—Termination of Employment Arrangements," during 2008 we were party to employment agreements with each of our named executive officers which provided for payments and benefits upon certain qualifying terminations of employment. In addition, we were party to restricted stock agreements which provided for accelerated vesting upon a Change in Control.

        Set forth below are that amounts that Messrs. Lovett and Campise would have received if the specified events had occurred on December 31, 2008. The closing stock price on December 31, 2008 was $5.49 per share. Amounts paid to Messrs. Fitzgerald and Ramirez in connection with their resignations are set forth in the Summary Compensation Table above.

Nigel J. Lovett Executive Benefits and Payments Upon Termination	Voluntary Resignation/ For Cause Termination	Termination Without Cause/ With Good Reason	CIC With No Termination	CIC Termination(1)	Disability	Death
Compensation:
Base Salary	$—	$720,000	$—	$720,000	$—	$—
Granting of Inducement Shares	—	494,100	—	494,100	—	—
Unvested Restricted Stock	—	—	111,996	1,043,100	—	—
Benefits and Perquisites:
401(K) Plan(2)	10,800	43,200	—	43,200	10,800	10,800
Medical Insurance(3)	—	49,344	—	49,344	—	—
Life Insurance Proceeds(4)	—	—	—	—	—	50,000
Disability Benefits(5)	—	—	—	—	144,000	—

Total	$10,800	$1,306,644	$111,996	$2,349,744	$154,800	$60,800

(1)
Payable if following a Change in Control, Mr. Lovett was terminated without Cause, demoted from his position as President and Chief Executive Officer or his authorities, powers, functions, responsibilities or duties were materially reduced.

(2)
Safe-harbor contribution equal to 3% of W-2 earnings.

(3)
Represents the cost to Toreador for 2008.

(4)
Proceeds paid in lump sum to named beneficiary from insurance underwriter.

(5)
Represents the aggregate value of permanent disability benefits to be paid in monthly installments until executive reaches the age of 65.

Charles J. Campise Executive Benefits and Payments Upon Termination	Voluntary Resignation/ For Cause Termination	Termination Without Cause/ With Good Reason	CIC With No Termination	CIC Termination(1)	Disability	Death
Compensation:
Base Salary	$—	$420,000	$—	$420,000	$—	$—
Unvested Restricted Stock	—	—	101,362	101,362	—	—
Benefits and Perquisites:
401(k) Plan(2)	6,300	12,600	—	12,600	6,300	6,300
Medical Insurance(3)	—	49,344	—	4,074	—	—
Life Insurance Proceeds(4)	—	—	—	—	—	50,000
Disability Benefits(5)	—	—	—	—	567,000	—

Total	$6,300	$481,944	$101,362	$538,036	$573,300	$56,300

(1)
Payable if following a Change in Control, Mr. Campise was terminated without Cause or terminates for Good Reason.

(2)
Safe-harbor contribution equal to 3% of W-2 earnings.

(3)
Represents the cost to Toreador for 2008.

(4)
Proceeds paid in lump sum to named beneficiary from insurance underwriter.

(5)
Represents the aggregate value of permanent disability benefits to be paid in monthly installments until executive reaches the age of 65.

Director Compensation

        The following table summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2008.

2008 Director Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation	Total
Alan D. Bell	$109,750	$90,033	$—	$199,783
David M. Brewer	23,299	82,153	97,500	202,952
Herbert L. Brewer	25,375	22,155	—	47,530
Peter L. Falb	45,250	82,153	—	127,403
John Mark McLaughlin	69,000	96,273	—	165,273
Nicholas Rostow	69,500	82,153	—	151,653
H.R Sanders, Jr.	29,875	22,155	—	52,030
Herbert C. Williamson III	63,750	82,153	—	145,903

(1)
Stock awards are for immediately vested Toreador common stock awarded in 2008, vesting for restricted stock that was granted in prior years and the dollar amounts reflect the amounts recognized for financial statement reporting purposes with respect to the fiscal year in accordance with SFAS 123R. Our policy and assumptions made in the valuation of share-based payments are contained in note 11 to our consolidated financial statements for the year-ended December 31, 2008 as set forth in our Annual Report on Form 10-K. The grant date fair value of the stock awards made in 2008 for (i) each of Messrs. Falb, Rostow, and Williamson was $59,998; (ii) Mr. Bell was $67,878; and (iii) Mr. McLaughlin was $74,118. The grant date fair value is calculated in accordance with SFAS 123R.

(2)
As of December 31, 2008, Messrs. Falb, and McLaughlin had stock options exercisable into 5,000 and 75,000 shares of Toreador common stock, respectively.

        Currently, we pay an annual stipend of $20,000 to each non-employee director. From January 1, 2008 until June 30, 2008, we paid $15,000 as the annual stipend. We pay each non-employee director $2,000 for each regularly scheduled Board of Directors meeting such director attends and reimburse directors for reasonable travel expenses. We pay each non-employee director $1,500 for each telephonic Board of Directors meeting in which such director participates. We pay each member of the committees of the Board of Directors $1,500 per meeting such member attends, unless the committee meeting is held in conjunction with a meeting of the Board of Directors, in which case we pay $500. We pay the chairman of the Audit Committee an additional $50,000 and grant him an additional 1,000 shares of immediately vested stock. The chairmen of all other committees of the Board of Directors receive $3,000 annually. We issue each non-employee director $60,000 of stock without restrictions on transferability with the number of shares being determined based on the closing price on the date of the annual meeting of directors ($7.88 for the 2008 annual meeting). We also issue the Chairman of the Board 2,000 shares of immediately vested stock.

        On March 24, 2008, we entered into the Brewer Release Agreement with David Brewer, then one of our directors and currently a greater than 5% holder of our common stock. Pursuant to the Brewer Release Agreement, we paid to Mr. Brewer $97,500 cash in settlement of various claims Mr. Brewer made against the Company arising from an alleged prior agreement with our former President and Chief Executive Officer to pay Mr. Brewer certain fees pursuant to a consulting agreement. After careful consideration of Mr. Brewer's claim, the Board of Directors (with Mr. David Brewer and Mr. Herbert Brewer not participating) determined that it was in the best interests of the Company and its stockholders to compromise and settle this matter with Mr. Brewer, in order to avoid the costs of litigation. In connection with this settlement, the Company did not admit that the amount was owed to Mr. Brewer or that Mr. Brewer had a valid claim.

        Although Mr. Falb is not standing for re-election due to our retirement policy, he has agreed to serve as a director emeritus and an advisor to the Board of Directors through December 31, 2009. He will receive our current standard attendance fees for each Board of Director meeting that he attends.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

        The following table sets forth information as of December 31, 2008 with respect to compensation plans under which shares of our common stock may be issued.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)(1)
Equity compensation plans approved by security holders	526,594		$7.77	1,093,525	(2)
Equity compensation plans not approved by security holders	98,760	(3)	$19.82	—
Total	625,354		$9.67	1,093,525

(1)
Pursuant to the Agreement and Plan of Merger dated as of October 3, 2001 relating to the acquisition of Madison Oil Company, certain warrants of Madison Oil Company became warrants to acquire Toreador common stock. As of December 31, 2008, there were warrants outstanding exercisable for 98,760 shares of Toreador common stock with a weighted-average exercise price of $19.82.

(2)
Of the 1,093,525 shares available for future issuance, 1,065,301 shares are available under the 2005 Long-Term Incentive Plan which permits the granting of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalent rights and other awards.

(3)
At December 31, 2008, Natexis Banques Populaires had a warrant dated July 11, 2005 to purchase 50,000 shares of Toreador common stock at any time on or prior to December 23, 2009 at an exercise price of $27.40 per share. Mr. Lovett had a warrant dated July 22, 2004 to purchase 12,800 shares of Toreador common stock at any time on or prior to July 22, 2009 at an exercise price of $8.20 per share. Each of Mr. Rich Brand and Ms. Dianne Brand had a warrant originally dated July 22, 2004 to purchase 11,800 shares of Toreador common stock at any time on or prior to July 22, 2009 at an exercise price of $8.20 per share for an aggregate of 23,600. Mr. Brent Tabor had a warrant originally dated January 31, 2001 to purchase 2,360 shares of Toreador common stock at any time on or prior to September 1, 2010 at an exercise price of $5.37 per share. ParCon Consulting had a warrant dated January 3, 2006 to purchase 10,000 shares of Toreador common stock at any time on or prior to January 3, 2011 at an exercise price of $27.65.

 EXECUTIVE OFFICERS

        The current executive officers of Toreador are Craig M. McKenzie, President and Chief Executive Officer, and Charles J. Campise, Senior Vice President—Chief Financial Officer.

        For the business background of Mr. McKenzie, who is a director of Toreador, see "Nominees for Directors" above.

        Mr. Campise, 58, has been Senior Vice President—Chief Financial Officer since November 2008. Prior to that, he was Senior Vice President—Finance & Accounting and Chief Accounting Officer of Toreador from January 2008 to November 2008, Vice President—Finance & Accounting and Chief Accounting Officer of Toreador from June 2007 to January 2008, Vice President and Chief Accounting Officer of Toreador from May 2005 to June 2007, Corporate Controller of Transmeridian Exploration from December 2003 until May 2005. From July 2002 until December 2003, he performed independent accounting and financial consulting. From April 2001 to June 2002, he served as the Finance Director and as a member of the Board of Directors of an Apache Corporation Joint Venture Company in Cairo, Egypt. From January 1998 to December 2001, he served as a Vice President of Finance and Administration for Ocean Energy Cote d'Ivoire.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth as of April 7, 2009, the beneficial ownership of Toreador common stock by (i) each named executive officer, director and each nominee for director of Toreador, (ii) each person who was known to Toreador to be the beneficial owner of more than 5% of the outstanding shares of Toreador common stock and (iii) directors and executive officers of Toreador as a group (8 persons). Except as otherwise indicated, the address for each beneficial owner is 13760 Noel Road #1100, Dallas, Texas 75240. The applicable percentage ownership is based on 20,227,261 shares of Toreador common stock issued and outstanding as of April 7, 2009, and includes, on an individual basis, the number of shares of Toreador common stock that could be acquired by options or warrants exercisable within 60 days of April 7, 2009. All information is based upon ownership of record as reflected on the stock transfer books of the Company or as reported on Schedule 13G or Schedule 13D filed under Rule 13d-1 under the Exchange Act or has been furnished by the respective officers or directors of the Company.

	Toreador Common Stock Beneficially Owned
	Number of Shares		Percent of Class
Peter Hill	9,539		*
Julien Balkany	1,056,189	(1)	5.2	%(1)
Craig M. McKenzie	—		—
Herbert C. Williamson III	14,364		*
Nicholas Gay	—		—
Adam Kroloff	—		—
Ian Vann	—		—
Peter L. Falb	746,050	(2)	3.7	%(2)
Nicholas Rostow	11,252		*
Alan Bell	20,614		*

	Toreador Common Stock Beneficially Owned
	Number of Shares		Percent of Class
Charles J Campise	33,695		*
Nigel J. Lovett	142,850		*
Michael J. FitzGerald	—		—
Edward Ramirez	—		—
All directors and executive officers as a group (8 persons)	1,891,703	(3)	9.3	%(3)
Beneficial owners of 5% or more:
Antonia Levante Lee, the Estate of William I. Lee, Wilco Properties, Inc., Auberty Co., Inc., Auberty 2001 Trust and Mr. Frederic Auberty, 4809 Cole Ave., Suite 107, Dallas, Texas 75205	1,537,758	(4)	7.6	%(4)
David M. Brewer and Joseph E. Griesedieck, III, P.O. Box 613, Summit NJ 07901	1,439,761	(5)	7.1	%(5)

Barclays Global Investors, NA and Barclays Global Fund Advisors
(400 Howard Street, San Francisco, CA 94105), Barclays Global
Investors, Ltd. (1 Royal Mint Court, London, EC3N 4HH), Barclays Global
Investors Japan Limited (Ebisu Prime Square Tower 8th Floor, 1-1-39 Hiroo
Shibuya-Ku Tokyo 150-8402 Japan), Barclays Global Investors Canada
Limited (Brookfield Place 161 Bay Street, Suite 2500, PO Box 614, Toronto,
Ontario, Canada M5J 2S1), Barclays Global Investors Australia Limited
(Level 43, Grosvenor Place, 225 George Street, PO Box N43, Sydney,
Australia NSW 1220), Barclays Global Investors (Deutschland) AG
(Apianstrasse 6, D-85774, Unterfohring, Germany).

	1,059,592	(6)	5.2	%(6)
Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004	1,079,359	(7)	5.3	%(7)
MatlinPatterson Capital Management L.P., MatlinPatterson Distressed Opportunities Master Account L.P., MatlinPatterson Capital Management GP LLC, David Matlin, Mark Patterson and Muniz Sukhadwala, 520 Madison Avenue, New York, New York 10022	2,229,077	(8)	11.0	%(8)
Nanes Balkany Partners I LP, Nanes Balkany Partners LLC, Nanes Balkany Management LLC, Julien Balkany, Daryl Nanes, 400 Madison Avenue, Suite 12C, New York, NY 10017	1,056,189	(1)	5.2	%(1)
Palo Alto Investors, LLC, Palo Alto Investors, William Leland Edwards, Anthony Joonkyoo Yun, MD, 470 University Avenue, Palo Alto, CA 94301	1,906,800	(9)	9.4	%(9)

*
Less than one percent

(1)
Beneficial ownership includes 35,039 shares of Toreador common stock issuable upon conversion of certain 5% Senior Convertible Notes. Nanes Balkany Partners I LP is the direct owner of 1,047,400 shares, and Mr. Balkany is the direct owner of 8,789 shares. Nanes Balkany Partners LLC is the general partner of Nanes Balkany Partners I LP and may be deemed to beneficially own the shares owned by Nanes Balkany Partners I LP. Nanes Balkany Management LLC is the investment manager of Nanes Balkany Partners I LP and may be deemed to beneficially own the shares owned by Nanes Balkany Partners I LP. Messrs. Balkany and Nanes are managing members of Nanes Balkany Partners LLC and Nanes Balkany Management LLC and

  may be deemed to beneficially own the shares owned by Nanes Balkany Partners I LP. Messrs. Balkany and Nanes have sole voting and dispositive authority over the shares owned by Nanes Balkany Partners I LP. Mr. Balkany has sole voting and dispositive authority over the shares owned by him. Nanes Balkany Partners LLC, Nanes Balkany Management LLC and Messrs. Balkany and Nanes disclaim beneficial ownership of the shares held by Nanes Balkany Partners I LP, except to the extent of their pecuniary interest therein. Nanes Balkany Partners LLC, Nanes Balkany Management LLC, Nanes Balkany Partners I LP and Mr. Nanes disclaim beneficial ownership of the shares held by Mr. Balkany.

(2)
Beneficial ownership includes 225,500 shares of Toreador common stock owned directly and indirectly by Mr. Falb, and 5,000 shares of Toreador common stock that Mr. Falb has the right to acquire upon exercise of options within 60 days of June 19, 2013. Also includes 575,850 shares that Mr. Falb has shared voting and shared dispositive power with Firethorn I Limited Partnership, a Massachusetts limited partnership, and Dane, Falb, Stone & Co., Inc., a Massachusetts corporation.

(3)
Beneficial ownership includes 5,000 shares of Toreador common stock that are subject to stock options exercisable within 60 days of June 19, 2013.

(4)
Antonia Levante Lee and the Estate of William I. Lee have beneficial ownership over the holdings of Wilco Properties, Inc. As a result, Ms. Lee and the Estate of William I. Lee may be deemed to have shared voting and dispositive power with respect to 1,306,105 shares of Toreador common stock, consisting of 1,168,455 shares of Toreador common stock owned directly by Ms. Lee and the Estate of William I. Lee, and 137,650 shares of Toreador common stock owned by Wilco Properties, Inc. Mr. Frederic Auberty holds 184,359 shares of Toreador common stock directly, and indirectly controls 14,000 shares of Toreador common stock through Auberty Co. Inc., 33,294 shares of Toreador common stock of Auberty 2001 Trust, and as Ms. Lee's attorney in fact indirectly controls 1,013,496 shares of Toreador common stock consisting of 875,846 shares held directly by Ms. Lee and 137,650 shares held by Wilco Properties, Inc.

(5)
Beneficial ownership includes (i) 1,236,761 shares of Toreador common stock held directly by Mr. David Brewer, (ii) 10,000 shares of Toreador common stock held by a profit sharing plan for Mr. David Brewer, (iii) 120,500 shares held directly by JD Associates, an investment joint venture formed by Messrs. David Brewer and Joseph E. Griesedieck, III, and (iv) 72,500 shares which are beneficially owned through the Herbert L. and Paulyne Brewer 1992 Trust. Mr. David Brewer may be deemed to have sole voting and dispositive power over 1,246,761 shares of Toreador common stock and shared voting and dispositive power over 193,000 shares of Toreador common stock. Messrs. David Brewer and Griesedieck have expressly disclaimed beneficial ownership of any shares owned directly or indirectly by the other, except for the 120,500 shares held by JD Associates. Mr. David Brewer also disclaims beneficial ownership of shares of Toreador common stock owned directly or indirectly by Mr. Herbert Brewer other than the shares of Toreador common stock held by the Herbert L. and Paulyne Brewer 1992 Trust.

(6)
Barclays Global Investors, NA has sole voting power over 512,253 shares and sole dispositive power over 632,022 shares. Barclays Global Fund Advisors has sole voting and dispositive power over 427,570 shares.

(7)
Goldman, Sachs & Co. has shared voting and dispositive power over 1,079,359 shares of Toreador common stock. No individual within Goldman, Sachs & Co. has sole voting or investment power with respect to the securities.

(8)
MatlinPatterson Capital Management L.P. ("Matlin LP") is the investment manager to Matlin Distressed Opportunities Master Account L.P. ("Matlin Distressed"), which is the direct beneficial owner of the 2,275,296 shares of Toreador common stock and may be deemed to share voting and dispositive authority over the shares of Toreador common stock owned by Matlin Distressed. MatlinPatterson Capital Management GP LLC ("Matlin LLC") is the general partner of Matlin LP and may be deemed to share voting and dispositive authority over shares owned by Matlin Distressed. David Matlin and Mark Patterson collectively hold all of the membership interests of Matlin LLC and may be deemed to share voting and dispositive authority over shares of Toreador common stock owned by Matlin Distressed. Muniz Sukhadwala serves as the senior portfolio manager of Matlin LP and may be deemed to share voting and dispositive authority over the shares of Toreador common stock owned by Matlin Distressed.

(9)
Palo Alto Investors ("PAI") is the manager of Palo Alto Investors, LLC, a registered investment adviser ("PAI LLC"). William Leland Edwards is the controlling shareholder and president of PAI and the controlling owner of PAI LLC. Dr. Anthony Joonkyo Yun, MD is the president of PAI LLC. Each of PAI, PAI LLC, Mr. Edwards and Dr. Yun have shared voting and dispositive power over the shares and each disclaims beneficial ownership except to the extent of their individual pecuniary interest. Dr. Hill is an employee of PAI.

        Except as otherwise indicated above, all shares shown in the above table are owned directly and the holder thereof has sole voting and investment power with respect to such shares.

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board of Directors has selected Grant Thornton as Toreador's independent registered public accounting firm for the year ending December 31, 2009. Grant Thornton has been Toreador's independent registered public accounting firm since June 6, 2006. Representatives of Grant Thornton are not expected to be present at the Annual Meeting of Stockholders.

Fees Billed by Grant Thornton During Fiscal Year 2008 and 2007

        The following table sets forth the aggregate fees billed by Grant Thornton during 2008 and 2007:

	2008	2007
Audit Fees(1)	$839,029	$878,306
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

	$839,029	$878,306

(1)
Represents fees billed for the audit of Toreador's annual financial statements included in Form 10-K, audit of internal control pursuant to Sarbanes-Oxley Section 404, review of quarterly financial statements included in Forms 10-Q, review of filings on Form S-1 and Form S-8, as well as comfort letter issuances.

Pre-Approval Policies

        As required by Sarbanes-Oxley, all audit and non-audit services performed by independent registered public accounting firms must be pre-approved by Toreador's Audit Committee unless the pre-approval provision is waived in accordance with applicable securities rules and regulations of the SEC. The Audit Committee may delegate to one or more members of the Committee the authority to grant pre-approval of non-audit services. The decision of any member to whom such authority is delegated to pre-approve non-audit services will be presented to the full Audit Committee for its approval at its next scheduled meeting.

        None of the services disclosed under "Audit Fees" were approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in the applicable rules of the SEC.

        During fiscal year 2008, the Audit Committee approved 100% of the total fees that were paid to Grant Thornton.

Board of Directors' Recommendation

        Stockholder ratification of the selection of Grant Thornton as our independent registered public accounting firm for the year ending December 31, 2009 is not required by our bylaws or otherwise. We are submitting the selection of Grant Thornton to the stockholders for ratification as a matter of good corporate practice. In the event that the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to continue to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change could be in the best interest of our stockholders.

The Board of Directors recommends a vote FOR the ratification of Grant Thornton as the Company's independent registered public accounting firm for the year ending December 31, 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Please see our discussion under "Compensation Committee Interlocks and Insider Participation" above.

Related-Party Transaction Policy

        In addition to the Board of Directors' Corporate Governance Guidelines that address board independence requirements and the obligations of the directors, officers and employees under our Code of Ethical Conduct and Business Practices, both available at www.toreador.net, the Board of Directors has adopted a written policy with respect to the review, approval or ratification of related-party transactions. Our policy generally defines a related-party transaction as a transaction or series of related transactions or any material amendment to any such transaction of $120,000 or more involving the Company and any executive officer of the Company, any director or director nominee of the Company, persons owning 5% or more of our outstanding stock at the time of the transaction, any immediate family member of any of the foregoing persons, or any entity that is owned or controlled by any of the foregoing persons or in which any such person serves as an executive officer or general partner or, together with all of the foregoing persons, owns 10% or more of the equity interests thereof.

        The policy requires our Audit Committee to review and approve related-party transactions and any material amendments to such related party transactions. In reviewing and approving any related-party transaction or any material amendment thereto, the Audit Committee is to (i) satisfy itself that it has been fully informed as to the related party's relationship and interest and as to the material facts of the proposed related-party transaction or the proposed material amendment to such transaction, and (ii) determine that the related-party transaction or material amendment thereto is fair to the Company. At each Audit Committee meeting, management shall recommend any related-party transactions and any material amendments thereto, if applicable, to be entered into by us. After review, the Audit Committee shall approve or disapprove such transactions and any material amendments to such transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires directors and officers of Toreador, and persons who own more than 10% of Toreador common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of the common stock. Directors, officers and persons who own more than 10% percent of Toreador common stock are required by SEC regulations to furnish Toreador with copies of all Section 16(a) forms they file.

        To Toreador's knowledge, based solely on a review of the copies of such reports furnished to Toreador and written representations that no other reports were required, during the year ended December 31, 2008, Toreador's directors, officers and persons who own more than 10% of Toreador common stock complied with all Section 16(a) filing requirements except: Mr. FitzGerald (two late filings/two late transactions); and MatlinPatterson Capital Management GP, LLC, Matlin Patterson Distressed Opportunities Master Account L.P., MatlinPatterson Capital Management L.P., David J. Matlin and Mark R. Patterson (one late filing/one late transaction).

CODE OF CONDUCT

        Toreador has adopted a Code of Ethical Conduct and Business Practices applicable to all directors, officers and employees of Toreador, including our Chief Executive Officer, our Chief Financial Officer and our Chief Accounting Officer. The text of the Code of Ethical Conduct and Business Practices is posted on our website at www.toreador.net.

 HOUSEHOLDING

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        A number of brokers with account holders who are Toreador stockholders may be householding our proxy materials, to the extent such stockholders have given their prior express or implied consent in accordance with SEC rules. A single proxy statement and annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent, which is deemed to be given unless you inform the broker otherwise when you receive the original notice of householding. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker to discontinue householding and direct your written request to receive a separate proxy statement and annual report by mail to c/o Shirley Anderson, Corporate Secretary, Toreador Resources Corporation, 13760 Noel Road #1100, Dallas, Texas 75240 or by telephone at (214) 559-3933. Stockholders who currently receive multiple copies of the proxy statement and annual report at their address and would like to request householding of their communications should contact their broker.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

        It is currently contemplated that Toreador's 2010 Annual Meeting of Stockholders will take place on June 3, 2010. Any stockholder who intends to present a proposal at the 2010 Annual Meeting of Stockholders, and who wishes to have a proposal included in Toreador's proxy statement for that meeting, must deliver the proposal to Toreador's Secretary at Toreador's offices in Paris, France, for receipt not later than December 25, 2009. A stockholder proposal submitted outside of the processes established in Rule 14a-8 promulgated by the SEC will be considered untimely after February 4, 2010, but must be filed not earlier than December 6, 2009. All proposals must meet the requirements set forth in the rules and regulations of the SEC and/or our bylaws in order to be eligible for inclusion in the proxy statement for that meeting.

ANNUAL REPORT AND FINANCIAL STATEMENTS

        A record of Toreador's activities is contained in the enclosed 2008 Annual Report to stockholders. You may also access our 2008 Annual Report at no charge at www.proxyvote.com as our website at www.toreador.net or at the website maintained by the SEC at www.sec.gov.

OTHER MATTERS

        The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,
Peter Hill Chairman of the Board of Directors

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date TOREADOR RESOURCES CORPORATION M14700-P73227 TOREADOR RESOURCES CORPORATION 13760 NOEL DRIVE, SUITE 1100 DALLAS, TX 75240 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Please indicate if you plan to attend this meeting. For Against Abstain 2. Ratification of the selection of Grant Thornton, LLP as independent auditors for the year 2009. (Note) In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof. The undersigned hereby revokes any proxy or proxies previously given to represent or vote such common stock and hereby ratifies and confirms all actions that said proxy, his substitutes, or any of them, may lawfully take in accordance with the terms thereof. For All Withhold All For All Except 0 0 0 0 0 Yes No 0 0 0 Vote On Directors 01) Julien Balkany 02) Nicholas Gay 03) Peter J. Hill 04) Adam Kroloff The Board of Directors recommends you vote “FOR” Proposals 1 and 2. 05) Craig M. McKenzie 06) Ian Vann 07) Herbert C. Williamson III 1. Election of Directors Nominees: Vote On Proposals VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

TOREADOR RESOURCES CORPORATION 13760 NOEL ROAD #1100 DALLAS, TEXAS 75240 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING ON JUNE 4, 2009 The undersigned hereby constitutes and appoints Craig M. McKenzie and Charles J. Campise, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent and to vote, as designated on this proxy card, all of the shares of common stock of Toreador Resources Corporation held of record by the undersigned on April 7, 2009, at the Annual Meeting of Stockholders to be held at the Sheraton New York Hotel & Towers, Riverside Suite, Third Floor, 811 Seventh Avenue, New York, New York, 10019, on Thursday, June 4, 2009, and at any adjournments or postponements thereof, on all matters coming before said meeting, and especially to vote on the items of business specified on the reverse side, as more fully described in the notice of the meeting dated April 24, 2009 and the proxy statement accompanying such notice. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED (I) FOR ALL THE NOMINEES FOR DIRECTOR, (II) FOR THE RATIFICATION OF THE SELECTION OF GRANT THORNTON, LLP AS INDEPENDENT AUDITORS FOR 2009 AND (III) IN THE DISCRETION OF THE PROXY, ON ANY OTHER BUSINESS THAT PROPERLY COMES BEFORE THE MEETING. YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOX (SEE REVERSE) BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD. (Continued, and to be marked, dated and signed, on the other side) Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report/Form 10-K are available at www.proxyvote.com. M14701-P73227